UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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MDU Resources Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Your VOTE is important

MDU Resources Group, Inc. Proxy Statement

2009 Notice of Annual Meeting
and Proxy Statement

1200 West Century Avenue	Terry D. Hildestad President and Chief Executive Officer

Mailing Address:
P.O. Box 5650
Bismarck, ND 58506-5650
(701) 530-1000

March 10, 2009

To Our Stockholders:

Please join us for the 2009 Annual Meeting of Stockholders. The meeting will be held on Tuesday, April 28, 2009, at 11:00 a.m., Central Daylight Saving Time, at 909 Airport Road, Bismarck, North Dakota.

The formal matters are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We also will have a brief report on current matters of interest. Lunch will be served following the meeting.

We were pleased with the stockholder response for the 2008 Annual Meeting at which 90.53 percent of the common stock was represented in person or by proxy. We hope for an even greater representation at the 2009 meeting.

You may vote your shares by telephone, by the Internet, or by returning the enclosed proxy card. Representation of your shares at the meeting is very important. We urge you to submit your proxy promptly.

I hope you will find it possible to attend the meeting.

Sincerely yours,

Terry D. Hildestad

MDU RESOURCES GROUP, INC.

1200 West Century Avenue
Mailing Address:
P.O. Box 5650
Bismarck, ND 58506-5650
(701) 530-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 28, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on April 28, 2009

The 2009 Notice of Annual Meeting and Proxy Statement and 2008 Annual Report
to Stockholders are available at www.mdu.com/proxymaterials.

March 10, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MDU Resources Group, Inc. will be held at 909 Airport Road, Bismarck, North Dakota, on Tuesday, April 28, 2009, at 11:00 a.m., Central Daylight Saving Time, for the following purposes:

(1)	To elect eight directors nominated by the board of directors to one year terms;
(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2009; and
(3)	To transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.

The board of directors has set the close of business on February 27, 2009 as the record date for the determination of common stockholders who will be entitled to notice of, and to vote at, the meeting.

All stockholders who find it convenient to do so are cordially invited and urged to attend the meeting in person. Registered stockholders will receive a request for admission ticket(s) with their proxy card that can be completed and returned to us postage-free. Stockholders whose shares are held in the name of a bank or broker will not receive a request for admission ticket(s). They should, instead, (1) call (701) 530-1000 to request an admission ticket(s), (2) bring a statement from their bank or broker showing proof of stock ownership as of February 27, 2009 to the annual meeting, and (3) present their admission ticket(s) and photo identification, such as a driver’s license. Directions to the meeting will be included with your admission ticket. We look forward to seeing you.

By order of the Board of Directors,

Paul K. Sandness
Secretary

PROXY STATEMENT

The board of directors of MDU Resources Group, Inc. is furnishing this proxy statement beginning March 10, 2009 to solicit your proxy for use at our annual meeting of stockholders on April 28, 2009.

We will pay the cost of soliciting your proxy and reimburse brokers and others for forwarding proxy material to you. Georgeson Inc. additionally will solicit proxies for approximately $7,500 plus out-of-pocket expenses.

The Securities and Exchange Commission’s e-proxy rules allow companies to post their proxy materials on the Internet and provide only a Notice of Internet Availability of Proxy Materials to stockholders as an alternative to mailing full sets of proxy materials except upon request. For 2009, we have opted to follow the Securities and Exchange Commission’s full set delivery option, which means that while we are posting our proxy materials online, we are also mailing a full set of our proxy materials to our stockholders. We believe that mailing a full set of proxy materials will help ensure that a majority of outstanding shares of our common stock are present in person or represented by proxy at our meeting. We also hope to help maximize stockholder participation. Therefore, even if you previously consented to receiving your proxy materials electronically, you will receive a full set of proxy materials in the mail for this year’s annual meeting. However, we will continue to evaluate the option of providing only a Notice of Internet Availability of Proxy Materials to some or all of our stockholders in the future.

VOTING INFORMATION

Who may vote?    You may vote if you owned shares of our common stock at the close of business on February 27, 2009. You may vote each share that you owned on that date on each matter presented at the meeting. As of February 27, 2009, we had 183,785,994 shares outstanding entitled to one vote per share.

What am I voting on?    You are voting on:

•	the election of eight directors nominated by the board of directors for one year terms
•	the ratification of Deloitte & Touche LLP as our independent auditors for 2009 and
•	any other business a stockholder properly brings before the meeting.

What vote is required to pass an item of business?    A majority of our outstanding shares of common stock entitled to vote must be present in person or represented by proxy to hold the meeting.

If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on certain matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on routine matters for which their customers do not provide voting instructions. The election of directors and the ratification of Deloitte & Touche LLP as our independent auditors for 2009 are considered routine matters. When a proposal is not routine and the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that proposal. Those shares are considered “broker non-votes.”

Item 1—Election of Directors

A majority of votes cast is required to elect a director in an uncontested election. A majority of votes cast means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” the director’s election. “Abstentions” do not count as votes cast “for” or “against” the director’s election. In a contested election, which is an election in which the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, which we do not anticipate, the proxies will vote your shares for another person in their discretion.

Our policy on majority voting for directors and our corporate governance guidelines require any nominee for director to tender to the board, prior to nomination, his or her irrevocable resignation from the board that will be effective, in an uncontested election of directors only, upon

•	receipt of a greater number of votes “against” than votes “for” election at our annual meeting of stockholders and
•	acceptance of such resignation by the board of directors.

Following certification of the stockholder vote, the nominating and governance committee will promptly recommend to the board whether or not to accept the tendered resignation. The board will act on the nominating and governance committee’s recommendation no later than 90 days following the date of the annual meeting where the election occurred.

Item 2—Ratification of Deloitte & Touche LLP as Independent Auditors for 2009

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2009 requires the affirmative vote of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes “against” the proposal.

Unless you specify otherwise when you submit your proxy, the proxies will vote your shares of common stock “for” all directors nominated by the board of directors and “for” proposal 2.

How do I vote?    There are three ways to vote by proxy:

•	by calling the toll free telephone number on the enclosed proxy card
•	by using the Internet as described on the enclosed proxy card or
•	by returning the enclosed proxy card in the envelope provided.

You may be able to vote by telephone or the Internet if your shares are held in the name of a bank or broker. Follow their instructions.

Can I revoke my proxy?    Yes. You can revoke your proxy by:

•	filing written revocation with the corporate secretary before the meeting
•	filing a proxy bearing a later date with the corporate secretary before the meeting or
•	revoking your proxy at the meeting and voting in person.

ITEM 1. ELECTION OF DIRECTORS

At the 2007 annual meeting of stockholders, a majority of our stockholders voted in favor of declassifying our board of directors. The directors elected at the 2007 annual meeting of stockholders will continue to serve their full three-year terms. Directors whose terms expire this year are nominated for one-year terms. Effective November 1, 2008, the number of directors was set at twelve.

You will be voting on eight directors to serve for a term of one year each until the annual meeting of stockholders in 2010 or until their respective successors are elected and take office or until their earlier death, resignation, or removal. All of the nominees are incumbent directors. Two of the nominees, A. Bart Holaday and Thomas C. Knudson, were elected to the board effective November 1, 2008, and are nominees for election for the first time. Your proxy holder will vote your shares for the board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the board. Unless we specifically note below, no corporation or organization named below is a subsidiary or other affiliate of ours. Information concerning the nominees, including their ages, years of service as directors, and business experience, which each nominee has furnished to us, is as follows:

DIRECTOR NOMINEES FOR ONE YEAR TERM

Thomas Everist Age 59	Director Since 1995 Nominated for Term Expiring in 2010
Mr. Everist has served as President and Chairman of The Everist Company, Sioux Falls, South Dakota, an aggregate, concrete and asphalt production company, since April 15, 2002. He previously was President and Chairman of L.G. Everist, Inc., Sioux Falls, South Dakota, an aggregate production company, from 1987 to April 15, 2002. He is a Director of Showplace Wood Products, Sioux Falls, South Dakota, a custom cabinets manufacturer, and a Director of Raven Industries, Inc., Sioux Falls, South Dakota, a general manufacturer of electronics, flow controls, and engineered films. He serves on the compensation committee of MDU Resources Group, Inc.
Karen B. Fagg Age 55	Director Since 2005 Nominated for Term Expiring in 2010
Ms. Fagg has served as Vice President of DOWL LLC, d/b/a DOWL HKM, since April 2008. DOWL HKM is an engineering and design firm. Ms. Fagg was President from April 1, 1995 through March 2008, and Chairman and majority owner from June 2000 through March 2008 of HKM Engineering, Inc., Billings, Montana, an engineering and physical science services firm. HKM Engineering, Inc. merged with DOWL LLC on April 1, 2008. Ms. Fagg was employed with MSE, Inc., Butte, Montana, an energy research and development company, from 1976 through 1988. Ms. Fagg also served a four-year term as Director of the Montana Department of Natural Resources and Conservation, Helena, Montana, from 1989 through 1992. From 1993 through 1995, she served as Corporate Development Director for MSE, Inc. Ms. Fagg is Board Chair for St. Vincent’s Healthcare and is a member of the Board of Trustees of Carroll College and the Board of Advisors of the Charles M. Bair Family Trust. Ms. Fagg serves on the compensation and nominating and governance committees of MDU Resources Group, Inc.

A. Bart Holaday Age 66	Director Since 2008 Nominated for Term Expiring in 2010
Mr. Holaday headed the Private Markets Group of UBS Asset Management and its predecessor entities for 15 years prior to his retirement in 2001. Prior to that he was vice president and principal of the InnoVen Venture Capital Group. He was founder and president of Tenax Oil and Gas Corporation, an onshore Gulf Coast exploration and production company. He is a member of the board of directors of Adams Street Partners, LLC, a private equity investment firm, Alerus Financial, Jamestown College, the United States Air Force Academy Endowment (chairman), the Falcon Foundation (vice president), which provides scholarships to Air Force Academy applicants, the Center for Innovation Foundation at the University of North Dakota (chairman) and the University of North Dakota Foundation, and is chairman and CEO of the Dakota Foundation. He is a past member of the board of directors of the National Venture Capital Association, Walden University, and the U.S. Securities and Exchange Commission advisory committee on the regulation of capital markets. He serves on the audit committee of MDU Resources Group, Inc.
Thomas C. Knudson Age 62	Director Since 2008 Nominated for Term Expiring in 2010
Mr. Knudson has been president of Tom Knudson Interests, LLC, since its formation on January 14, 2004. Tom Knudson Interests, LLC, provides consulting services in energy, sustainable development, and leadership. Mr. Knudson began employment with Continental Oil Company (Conoco) in May 1975 and retired in 2004 from Conoco’s successor, ConocoPhillips, as senior vice president of human resources, government affairs and communications. Mr. Knudson served as a member of ConocoPhillips’ management committee. His diverse career at Conoco and ConocoPhillips included engineering, operations, business development, and commercial assignments. He was the founding chairman of the Business Council for Sustainable Development in both the United States and the United Kingdom. He is also the chairman of the board of directors of Bristow Group Inc. and a director of Natco Group Inc. Bristow Group Inc. is a leading provider of helicopter services to the offshore oil industry. Natco Group Inc. is a leading manufacturer of oil and gas processing equipment. Mr. Knudson has served on the boards of a number of petroleum industry associations, Covenant House Texas, The Houston Museum of Natural Science, and Alpha USA/Houston. He has served as an adjunct professor at the Jones Graduate School of Management at Rice University. He serves on the compensation committee of MDU Resources Group, Inc.

Richard H. Lewis Age 59	Director Since 2005 Nominated for Term Expiring in 2010
Mr. Lewis has been the Managing General Partner of Brakemaka LLLP, a private investment partnership for managing family investments, and President of the Lewis Family Foundation since August 2004. Mr. Lewis serves as Chairman of the Board of Entre Pure Industries, Inc., a privately held company involved in the purified water and ice business. He serves as a Director of Colorado State Bank and Trust and on the senior advisory board of TPH Partners, L.P., a private equity fund with an energy only focus. Mr. Lewis founded Prima Energy Corporation, a natural gas and oil exploration and production company in 1980, and served as Chairman and Chief Executive Officer of the company until its sale in July 2004. He is a past president of the Colorado Oil and Gas Association. Mr. Lewis serves as the Chairman of the Development Board of Colorado Uplift, a non-profit organization whose mission is to build long-term, life-changing relationships with urban youth. He also serves on the Board of Trustees of Alliance for Choice in Education, which provides scholarships to inner city youth. He serves on the audit and nominating and governance committees for MDU Resources Group, Inc.
Patricia L. Moss Age 55	Director Since 2003 Nominated for Term Expiring in 2010
Ms. Moss has been President, Chief Executive Officer and a Director of Cascade Bancorp, a financial holding company, and Bank of the Cascades, Bend, Oregon, since 1998. She also serves as a Director of the Oregon Business Council, whose mission is to mobilize business leaders to contribute to Oregon’s quality of life and economic prosperity, a Director of the Oregon Investment Fund Advisory Council, a state sponsored program to encourage the growth of small businesses within Oregon, and a Director of Clear Choice Health Plans Inc., a multi-state insurance company. She serves on the compensation committee of MDU Resources Group, Inc.

Harry J. Pearce Age 66	Director Since 1997 Nominated for Term Expiring in 2010
Mr. Pearce was elected Chairman of the Board of the Company on August 17, 2006. Prior to that, he served as Lead Director effective February 15, 2001 and was Vice Chairman of the Board from November 16, 2000 until February 15, 2001. Mr. Pearce was named Chairman of the Board of Nortel Networks Corporation, a global telecommunications company, on June 29, 2005. He retired on December 19, 2003, as Chairman of Hughes Electronics Corporation, a General Motors Corporation subsidiary and provider of digital television entertainment, broadband satellite network, and global video and data broadcasting. He had served as Chairman since June 1, 2001. Mr. Pearce formerly was Vice Chairman and a Director of General Motors Corporation, one of the world’s largest automakers, from January 1, 1996 to May 31, 2001. He is a Director of Marriott International, Inc., a major hotel chain, a Director of the United States Air Force Academy Endowment, and a member of the Advisory Board of the University of Michigan Cancer Center. He is a Fellow of the American College of Trial Lawyers, and a member of the International Society of Barristers. He also serves on the Board of Trustees of Northwestern University.
Sister Thomas Welder, O.S.B. Age 68	Director Since 1988 Nominated for Term Expiring in 2010
Sister Welder has been the President of the University of Mary, Bismarck, North Dakota since 1978. She plans to retire from the University of Mary in June 2009. She is a Director of St. Alexius Medical Center of Bismarck, the Bismarck-Mandan Development Association, and the Missouri Slope Areawide United Way. She also is a member of the North Dakota Higher Education Roundtable and the Theodore Roosevelt Medora Founder’s Society and is a past member of the Bismarck-Mandan Area Chamber of Commerce Board and the Consultant-Evaluator Corps for the North Central Association of Colleges and Schools. She serves on the nominating and governance committee for MDU Resources Group, Inc.

The board of directors recommends a vote “for” each nominee.

A majority of votes cast is required to elect a director in an uncontested election. A majority of votes cast means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” the director’s election. “Abstentions” do not count as votes cast “for” or “against” the director’s election.

Our policy on majority voting for directors and our corporate governance guidelines require any nominee for director to tender to the board, prior to nomination, his or her irrevocable resignation from the board that will be effective, in an uncontested election of directors only, upon

•	receipt of a greater number of votes “against” than votes “for” election at our annual meeting of stockholders and
•	acceptance of such resignation by the board of directors.

Following certification of the stockholder vote, the nominating and governance committee will promptly recommend to the board whether or not to accept the tendered resignation. The board will act on the nominating and governance committee’s recommendation no later than 90 days following the date of the annual meeting where the election occurred.

CONTINUING INCUMBENT DIRECTORS

Information concerning our continuing incumbent directors, whose terms expire in 2010, including their ages, years of service as directors and business experience which each director has furnished to us, is as follows:

DIRECTOR TERMS EXPIRING IN 2010

Terry D. Hildestad Age 59	Director Since 2006 Term Expires in 2010
Mr. Hildestad was elected President and Chief Executive Officer and a Director of the Company effective August 17, 2006. He had served as President and Chief Operating Officer from May 1, 2005 until August 17, 2006. Prior to that, he served as President and Chief Executive Officer of our subsidiary, Knife River Corporation, from 1993 until May 1, 2005. He additionally serves as an executive officer and as chairman of the Company’s principal subsidiaries and of the managing committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. Mr. Hildestad serves on the Foundation Board at Dickinson State University in Dickinson, North Dakota, and is a member of the U.S. Bancorp Western North Dakota Advisory Board of Directors.
Dennis W. Johnson Age 59	Director Since 2001 Term Expires in 2010
Mr. Johnson is Chairman, Chief Executive Officer and President of TMI Corporation, and Chairman and Chief Executive Officer of TMI Systems Design Corporation, TMI Transport Corporation, and TMI Storage Systems Corporation, all of Dickinson, North Dakota, manufacturers of casework and architectural woodwork. He has been employed at TMI since 1974 serving as President or Chief Executive Officer since 1982 and has been the majority stockholder since 1985. Mr. Johnson serves as President of the Dickinson City Commission. He previously was a Director of the Federal Reserve Bank of Minneapolis. He serves on the audit committee for MDU Resources Group, Inc.

John L. Olson Age 69	Director Since 1985 Term Expires in 2010
Mr. Olson has been President and Chief Executive Officer of Blue Rock Products Company and of Blue Rock Distributing Company, a beverage bottling company and a distributing company, respectively, in Sidney, Montana since 1965. He also is Chairman of Admiral Beverage Corporation, Worland, Wyoming, and Ogden, Utah, and current President of Liquid Assets of Montana, Inc., a property development business. He is a former Chairman and Director of the Foundation for Community Care, Sidney, Montana, past Chairman and past member of the Executive Committee of the University of Montana Foundation, and a past Director of BlueCross BlueShield of Montana. He serves on the audit and nominating and governance committees for MDU Resources Group, Inc. Mr. Olson plans to retire from the board effective August 13, 2009. In accordance with the Bylaws, Mr. Olson must retire from the board at the first regular board meeting after his 70th birthday.
John K. Wilson Age 54	Director Since 2003 Term Expires in 2010
Mr. Wilson was President of Durham Resources, LLC, a privately held financial management company, in Omaha, Nebraska, from 1994 to January 1, 2009. He previously was President of Great Plains Energy Corp., a public utility holding company and an affiliate of Durham Resources, LLC, from 1994 to July 1, 2000. He was Vice President of Great Plains Natural Gas Co., an affiliate company of Durham Resources, LLC, until July 1, 2000. The Company bought Great Plains Energy Corp. and Great Plains Natural Gas Co. on July 1, 2000. Mr. Wilson also served as President of the Durham Foundation and was a Director of Bridges Investment Fund, a mutual fund, and the Greater Omaha Chamber of Commerce. He is presently a director of HDR, Inc., an international architecture and engineering firm based in Omaha, and a director of the Durham Museum in Omaha. Mr. Wilson is a governor of the Joslyn Art Museum in Omaha. He serves on the audit committee for MDU Resources Group, Inc.

ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS

The audit committee at its February 2009 meeting appointed Deloitte & Touche LLP as our independent auditors for fiscal year 2009. The board of directors concurred with the audit committee’s decision. Deloitte & Touche LLP has served as our independent auditors since fiscal year 2002.

Although your ratification vote will not affect the appointment or retention of Deloitte & Touche LLP for 2009, the audit committee will consider your vote in determining its appointment of our independent auditors for the next fiscal year. The audit committee, in appointing our independent auditors, reserves the right, in its sole discretion, to change an appointment at any time during a fiscal year if it determines that such a change would be in our best interests.

A representative of Deloitte & Touche LLP will be present at the annual meeting and will be available to respond to appropriate questions. We do not anticipate that the representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.

The board of directors recommends a vote “for” the ratification of Deloitte & Touche LLP as our independent auditors for 2009.

Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2009 requires the affirmative vote of a majority of our common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will count as votes against this proposal.

In connection with the audit of our financial statements for 2009, the parties have drafted an agreement for audit committee approval that contains provisions for alternative dispute resolution and for the exclusion of punitive damages. The agreement provides that disputes arising out of our engagement of Deloitte & Touche LLP are resolved through mediation or arbitration, commonly referred to as alternative dispute resolution procedures, and that the company’s and Deloitte & Touche LLP’s rights to pursue punitive damages or other forms of relief not based upon actual damages are waived. The alternative dispute resolution provisions do not apply to claims by third parties, such as our stockholders or creditors.

ACCOUNTING AND AUDITING MATTERS

Fees

The following table summarizes the aggregate fees that our independent auditors, Deloitte & Touche LLP, billed or are expected to bill us for professional services rendered for 2008 and 2007:

	2008	2007*

Audit Fees(a)	$2,534,499	$2,409,261
Audit-Related Fees(b)	78,511	91,720
Tax Fees(c)	33,653	55,279
All Other Fees(d)	0	0
Total Fees(e)	$2,646,663	$2,556,260
Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	1.3%	2.2%

*	The 2007 amounts were adjusted from amounts shown in the 2008 proxy statement to reflect actual amounts.
(a)	Audit fees for both 2008 and 2007 consisted of services rendered for the audit of our annual financial statements; reviews of our quarterly financial statements; comfort letters; statutory and regulatory audits and consents and other services related to Securities and Exchange Commission matters.
(b)	Audit-related fees for 2008 are associated with accounting research assistance; consultation on accounting process improvements, including recommended practices and opportunities for control improvement; and assistance in the transition of benefit plan audits to another accounting firm. Audit-related fees for 2007 consisted of consultation on the implementation of new accounting standards and accounting research assistance.
(c)	Tax fees for 2008 are associated with tax planning, compliance, and support services. Tax fees for 2007 are associated with international and domestic tax matters and property tax consulting services.
(d)	No fees under the category of all other fees were incurred during 2008 and 2007.
(e)	Total fees reported above include out-of-pocket expenses related to the services provided of $268,864 for 2008 and $265,424 for 2007.

Pre-Approval Policy

The audit committee pre-approved all services Deloitte & Touche LLP performed in 2008 in accordance with the pre-approval policy and procedures the audit committee adopted at its August 12, 2003 meeting. This policy is designed to achieve the continued independence of Deloitte & Touche LLP and to assist in our compliance with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission.

The policy defines the permitted services in each of the audit, audit-related, tax and all other services categories as well as prohibited services. The pre-approval policy requires management to submit annually for approval to the audit committee a service plan describing the scope of work and anticipated cost associated with each category of service. At each regular audit committee meeting, management reports on services performed by Deloitte & Touche LLP and the fees paid or accrued through the end of the quarter preceding the meeting. Management may submit requests for additional permitted services before the next scheduled audit committee meeting to the designated member of the audit committee, Dennis W. Johnson, for approval. The designated member updates the audit committee at the next regularly scheduled meeting regarding any services that he approved during the interim period. At each regular audit committee meeting, management may submit to the audit committee for approval a supplement to the service plan containing any request for additional permitted services.

In addition, prior to approving any request for audit-related, tax or all other services of more than $50,000, Deloitte & Touche LLP will provide a statement setting forth the reasons why rendering of the proposed services does not compromise Deloitte & Touche LLP’s independence. This description and statement by Deloitte & Touche LLP may be incorporated into the service plan or as an exhibit thereto or may be delivered in a separate written statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions, and the reasons for our decisions relating to 2008 compensation for our named executive officers.

For 2008, our named executive officers were Terry D. Hildestad, Vernon A. Raile, John G. Harp, William E. Schneider, and Paul K. Sandness. Mr. Sandness, MDU Resources Group, Inc.’s general counsel and secretary, is a named executive officer for the first time and replaces Bruce T. Imsdahl, the president and chief executive officer of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co., and chief executive officer of Cascade Natural Gas Corporation, who retired in June 2008.

Each year we conduct a strategic analysis to identify opportunities and challenges associated with the operating environments in which we do business. Our strategy is to apply our expertise in energy and transportation infrastructure industries to increase market share, increase profitability, and enhance stockholder value through:

•	organic growth as well as a continued disciplined approach to the acquisition of well-managed companies and properties
•	the elimination of system-wide cost redundancies through increased focus on integration of operations and standardization and consolidation of various support services and functions across companies within the organization and
•	the development of projects that are accretive to earnings per share and return on invested capital.

Objectives of our Compensation Program

We structure our compensation program to help retain and reward the executive officers who we believe are critical to our long-term success. We have a written executive compensation policy for our Section 16 officers, including all our named executive officers. Our policy has the following stated objectives:

•	recruit, motivate, reward, and retain the high performing executive talent required to create superior long-term total stockholder return in comparison to our peer group
•	reward executives for short-term performance as well as the growth in enterprise value over the long-term
•	provide a competitive package relative to industry-specific and general industry comparisons and internal pay equity, as appropriate, and
•	ensure effective utilization and development of talent by working in concert with other management processes – for example, performance appraisal, succession planning, and management development.

We pay/grant

•	base salaries in order to
•	provide executive officers with sufficient, regularly-paid income and
•	attract, recruit, and retain executives with the knowledge, skills, and abilities necessary to successfully execute their job duties and responsibilities
•	annual incentives in order to
•	be competitive from a total remuneration standpoint and
•	ensure focus on annual financial and operating results
•	long-term incentives in order to
•	be competitive from a total remuneration standpoint and
•	ensure focus on stockholder return.

If earned, incentive compensation, which consists of annual cash incentive awards and three-year performance share awards under our Long-Term Performance-Based Incentive Plan, makes up the greatest portion of our named executive officers’ total compensation. The compensation committee believes incentive compensation comprising approximately 55% to 72% of total target compensation for the named executive officers for 2008 is appropriate because:

•	our named executive officers are in positions to drive, and therefore bear high levels of responsibility for, our corporate performance
•	incentive compensation is more at risk than base salary and dependent upon our performance
•	at risk compensation helps ensure focus on the goals that are aligned with our overall strategy and
•	the interests of our named executive officers will be aligned with those of our stockholders by making a majority of the named executive officers’ target compensation contingent upon results that are beneficial to stockholders.

The following table shows the allocation of total target compensation for 2008 among the individual components of base salary, annual incentive, and long-term incentive:

	% of Total Target Compensation Allocated to Base Salary (%)	% of Total Target Compensation Allocated to Incentives

Name		Annual (%)	Long-Term (%)	Annual + Long-Term (%)

Terry D. Hildestad	28.6	28.6	42.8	71.4
Vernon A. Raile	39.2	25.5	35.3	60.8
John G. Harp *	39.2	25.5	35.3	60.8
William E. Schneider	39.2	25.5	35.3	60.8
Paul K. Sandness	44.4	22.3	33.3	55.6

*	The percentages listed for Mr. Harp exclude the additional annual incentive opportunity of $200,000 in 2008, which is discussed in greater detail under the heading “2008 Annual Incentives.” Including the additional incentive opportunity would yield the following percentages: Base Salary, 32.8%; Annual Incentive, 37.7%; Long-Term Incentive, 29.5%; and, Annual + Long-Term, 67.2%.

In order to reward long-term growth as well as short-term results, the compensation committee establishes incentive targets that emphasize long-term compensation as much as or more than short-term compensation for all Section 16 officers. The annual incentive targets for 2008 range from 30% to 100% of base salary and the long-term incentive targets range from 30% to 150% of base salary, depending on the executive’s salary grade. Generally, our approach is to allocate a higher percentage of total target compensation to the long-term incentive than to the short-term incentive for our higher level executives, since they are in a better position to influence our long-term performance.

Additionally, the long-term incentive, if earned, is paid in company common stock. These awards, combined with our stock ownership guidelines, promote ownership of our stock by the named executive officers. The compensation committee believes that, as stockholders, the named executive officers will be motivated to consistently deliver financial results that build wealth for all stockholders over the long-term.

We also offer our Section 16 officers, including all of our named executive officers, benefits under our pension plans and our non-qualified defined benefit retirement plan, which we refer to as the Supplemental Income Security Plan or SISP. The SISP was adopted in 1982 to provide participants with additional retirement income and death benefits. We provide these benefits because of their importance to our success in recruiting and retaining executive talent.

All of our named executive officers have change of control employment agreements. The change of control employment agreements define “change of control” to include consummation of a merger or similar transaction rather than merely stockholder approval of the merger. This prevents severance and other benefits from being provided if the transaction is not consummated.

Following a change of control transaction, the change of control employment agreements provide job and financial security to our executive officers by providing for a three-year employment period from the date of the change of control. During the employment period, the executive officer receives guaranteed minimum levels of compensation and benefits. The executive officer will also receive severance payments and benefits if his or her employment is terminated without cause, or if he or she resigns for good reason.

In 2008, we amended the change of control employment agreements to address changes in federal tax law under Section 162(m) and Section 409A of the Internal Revenue Code and to eliminate provisions our compensation committee determined were either not necessary or did not further the intended purposes of the agreements. Two changes related to the types of employment terminations that entitle the executives to severance benefits. The first change removed what is commonly referred to as a “13th month trigger,” which provided that a resignation for good reason included a resignation for any reason during the 30 day period beginning on the first anniversary of the change of control. The second change eliminated a provision providing severance benefits for certain terminations occurring prior to a change of control. While we made these changes in part to address tax law issues, the compensation committee believed removing these provisions would be in the best interest of the company by eliminating the possibility the company would provide the severance benefits under the agreements even when a change of control transaction is not consummated. The amendments also removed what employees could view as an incentive to terminate employment in the 13th month following a change of control.

Additionally, the amendments included the removal of the severance benefits attributable to additional years of service under our qualified pension plan and our welfare plans, and reduced the excise tax gross-up so that the company does not reimburse the executive officers for income or excise taxes imposed on the gross-up payment.

We believe it is important to encourage our executive officers to continue working for us during any change of control transaction periods and to provide severance payments and benefits if employment is terminated for no fault of the officer following a change of control. These agreements provide a measure of job and financial security so that potentially disruptive transactions do not affect the officers’ judgment when working on behalf of the company and its stockholders prior to and after a change of control. We do not view the change of control agreements as additional compensation and do not take them into account when determining the amount of compensation provided because the events required to trigger these payments and benefits may never occur.

In addition to these agreements, the Long-Term Performance-Based Incentive Plan provides for accelerated vesting of awards and payment of performance awards at the time of a change of control. The compensation committee believes that these protections are necessary to reassure the officers that they will not lose prior incentive awards or otherwise be adversely affected by a change of control.

Role of Compensation Consultants and Management

Role of Compensation Consultants

The compensation committee uses an outside consulting firm to assess the competitive pay levels for base salary and incentive compensation for each Section 16 officer position. The assessment includes identifying material changes to the positions analyzed, updating competitive compensation information, gathering and analyzing relevant general and industry-specific survey data, and updating the base salary structure. The committee retained Towers Perrin, a nationally recognized consulting firm, to assist it in establishing competitive 2008 compensation targets for our Section 16 officers. Towers Perrin assessed competitive pay levels for base salary, total annual cash, which is base salary plus annual incentives, and total direct compensation, which is the sum of total annual cash and the expected value of long-term incentives. Towers Perrin also prepared an updated salary grade structure based on the above competitive analyses and identified overall competitive compensation targets. They compared our positions to like positions contained in general industry salary surveys, industry-specific salary surveys and, for our chief executive officer, the chief executive officers in our performance graph peer group. The salary surveys used by Towers Perrin were:

Survey*	Number of Companies Participating (#)	Median Number of Employees (#)	Number of Publicly- Traded Companies (#)(1)	Median Revenue (000s) ($)

Towers Perrin’s Executive Compensation Database	363	18,434	276	5,758,700
Towers Perrin’s Energy Services Industry Executive Compensation Database	96	3,102	66	2,602,200
Effective Compensation, Inc.’s Oil & Gas Exploration and Production Survey	112	135	66	247,500
Mercer’s Energy Compensation Survey	184	1,014	136	1,027,850
Watson Wyatt’s Report on Top Management Compensation	2,567	(2)	(2)	(2)

(1)	For the Towers Perrin Executive Compensation Database, the number listed in the table is the number of companies reporting market capitalization. For the Towers Perrin Energy Services Industry Executive Compensation Database, the number listed in the table is the number of companies reporting three-year stockholder return.
(2)	The 2,567 organizations participating in the 2006/2007 Watson Wyatt Report included 370 organizations with 2,000 to 4,999 employees; 301 organizations with 5,000 to 9,999 employees; 292 organizations with 10,000 to 19,999 employees; and 362 organizations with 20,000 or more employees. Watson Wyatt did not provide a revenue breakdown or the number of publicly-traded companies participating in its survey. Towers Perrin utilized the 2006/2007 survey and aged the data to January 1, 2008.

Our revenues for 2006 were approximately $4.0 billion. For 2007, our revenues were $4.2 billion and for 2008, our revenues were approximately $5.0 billion.

In addition to the above salary surveys, for the chief executive officer comparison, Towers Perrin used salary information for the chief executive officers at the following companies, which comprised our performance graph peer group in July 2007:

• Alliant Energy Corporation
• Berry Petroleum Company
• Black Hills Corporation
• Comstock Resources, Inc.
• Dycom Industries, Inc.
• EMCOR Group, Inc.
• Encore Acquisition Company
• Equitable Resources, Inc.
• Florida Rock Industries, Inc.
• Granite Construction Inc.
• Martin Marietta Materials, Inc.
• National Fuel Gas Co.
• Northwest Natural Gas Company	• NSTAR
• OGE Energy Corp.
• ONEOK, Inc.
• Quanta Services, Inc.
• Questar Corporation
• SCANA Corporation
• Southwest Gas Corporation
• St. Mary Land & Exploration Company
• Swift Energy Company
• U.S. Concrete, Inc.
• Vectren Corporation
• Vulcan Materials Company
• Whiting Petroleum Corporation

*The information in the table is based solely upon information provided by the publishers of the surveys and is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Role of Management

The chief executive officer played an important role in recommending 2008 compensation to the committee for the other named executive officers. The chief executive officer attended compensation committee meetings; however, he was not present during discussions regarding his compensation. In addition, he assessed the performance of the named executive officers and worked with the human resources department and compensation consultants to recommend:

•	base salary grades and individual salaries
•	annual and long-term incentive targets and
•	increases in the level of the SISP benefits to current participants.

Our human resources personnel also supported the chief executive officer and the compensation committee by:

•	working with the outside compensation consultants and the chief executive officer on the determination of recommended salary grades, which have associated annual base salary ranges and incentive targets
•	reviewing recommended salary increases and incentive targets submitted by executive officers for officers reporting to them for reasonableness and alignment with company or business unit objectives and to help ensure internal equity and
•	designing and updating annual and long-term incentive programs.

Once performance goals are approved by the compensation committee, the committee generally does not modify the goals. However, if major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management substantially affected their ability to achieve the specified performance goals, the compensation committee, in consultation with the chief executive officer, may modify the performance goals. Such goal modifications will only be considered in years of unusually adverse or favorable external conditions.

Decisions for 2008

The compensation committee, in conjunction with the board of directors, determined all compensation for each named executive officer for 2008 and set overall and individual compensation targets for the three components of compensation — base salary, annual incentive, and long-term incentive. The compensation committee made recommendations to the board of directors regarding compensation of all Section 16 officers, and the board of directors then approved the recommendations.

The compensation committee reviewed competitive executive compensation data from Towers Perrin and established salary grades at its August 2007 meeting. At the November 2007 meeting, it established individual base salaries, target annual incentive award levels, and target long-term incentive award levels for 2008. At the February meetings of the compensation committee and the board of directors, annual and long-term incentive awards were determined, along with the payouts based on performance from the recently completed performance period for prior annual and long-term awards. The February meetings occur after the release of earnings for the prior year.

Salary Grades for 2008

The compensation committee determines the named executive officers’ base salaries and annual and long-term incentive targets by reference to salary grades. Each salary grade has a minimum, midpoint, and maximum annual salary level with the midpoint targeted at approximately the 50th percentile of data provided by Towers Perrin for positions in the salary grade. The compensation committee may adjust the salary grades away from the 50th percentile in order to balance the external market data with the internal equity and relative value of the positions. The salary grades also have annual and long-term incentive target levels, which are expressed as a percentage of the individual’s actual annual salary. Named executive officers generally are placed into a salary grade based on historical classification of their positions; however, the compensation committee, at its August meeting, reviews each classification and may place a position into a different salary grade if it determines that the targeted competitive compensation for the position changes significantly or the executive’s responsibilities and/or performance warrants the change. The committee also considers, upon recommendation from the chief executive officer, a position’s relative value. A position’s relative value is determined by considering

•	participation on our management policy committee, which is the body responsible for setting corporate-wide operating and management policies and procedures as well as our strategic direction
•	the position’s responsibilities relative to our total earnings, use of invested capital, and the stable generation of earnings and cash flows and
•	the position’s impact on key strategic initiatives.

Our named executive officers’ salary grade classifications are listed below along with the 2008 base salary ranges associated with each classification:

			2008 Base Salary (000s)

Position	Grade	Name	Minimum ($)	Midpoint ($)	Maximum ($)

President and CEO	K	Terry D. Hildestad	620	775	930
Executive Vice President, Treasurer and CFO	J	Vernon A. Raile	312	390	468
President and CEO, MDU Construction Services Group, Inc.	J	John G. Harp	312	390	468
President and CEO, Knife River Corporation	J	William E. Schneider	312	390	468
General Counsel and Secretary	I	Paul K. Sandness	260	325	390

The executive vice president, treasurer and chief financial officer and the president and chief executive officers of Knife River Corporation and MDU Construction Services Group, Inc. are assigned to salary grade “J.” The committee believes that from an internal equity standpoint, these positions should carry the same salary grade based on the above factors. For 2008, Mr. Harp’s salary grade was increased from “I” to “J” to reflect the significant contribution the position has on total company financial results. For the other named executive officers, the salary grades remained unchanged for 2008.

The compensation committee determines where, within each salary grade, an individual’s base salary should be. The compensation committee believes that having a range of possible salaries within each salary grade gives the committee the flexibility to assign different salaries to individual executives within a salary grade to reflect one or more of the following:

•	our performance on financial measurements as compared to our performance graph peer group

•	the executive’s performance on financial goals
•	the executive’s performance on non-financial goals, including the results of the performance assessment program
•	the executive’s experience, tenure, and future potential
•	the position’s relative value compared to other positions within the company
•	the relationship of the salary to the competitive salary market value
•	internal pay equity with other executives and
•	the economic environment of the corporation or executive’s business unit.

Our performance assessment program rates performance in the following areas, which help determine actual salaries within the range of salaries associated with the executive’s salary grade:

• visionary leadership • strategic thinking • leading with integrity • managing customer focus • financial responsibility • achievement focus • judgment • planning and organization	• leadership • mentoring • relationship building • conflict resolution • organizational savvy • safety • Great Place to Work®

An executive’s overall performance in our performance assessment program is rated on a scale of one to five, with five as the highest rating denoting distinguished performance. An overall performance rating between four and five is considered commendable performance.

The chief executive officer assessed each named executive officer’s performance under the performance assessment program, and the compensation committee, as well as the full board of directors, assessed the chief executive officer’s performance.

Base Salaries of the Named Executive Officers for 2008

Terry D. Hildestad

Mr. Hildestad was promoted to chief executive officer in August 2006. For 2008, the committee increased his salary by 12%, from $625,000 to $700,000. The reasons for Mr. Hildestad’s 2008 increase were:

•	the company’s 2007 forecasted financial results (based on 9 months’ actual plus 3 months’ plan) on earnings per share (EPS) and return on invested capital (ROIC) were higher than 2007 targets by 45.2% and 35.1%, respectively
•	the successful sale of our independent power production assets in July 2007, leading to an after-tax gain of $91.5 million, and redeploying those proceeds into our core lines of business
•	the board assigning a commendable performance assessment rating and
•	moving Mr. Hildestad’s salary closer to the 2008 salary grade midpoint of $775,000.

Vernon A. Raile

Mr. Raile has served as executive vice president, treasurer and chief financial officer since January 2006. Mr. Raile’s 2008 base salary was set at $400,000, representing an increase of 14.1% over his 2007 base salary of $350,700. The committee set his 2008 base salary at $400,000, above the midpoint of his salary grade, due to his commendable performance assessment rating and due to results associated with these key achievements:

•	the company’s 2007 forecasted financial results (based on 9 months’ actual plus 3 months’ plan) on EPS and ROIC were higher than 2007 targets by 45.2% and 35.1%, respectively
•	driving the reduction of balance sheet risk by keeping debt below 40% of total capital while, at the same time, funding key acquisitions
•	overseeing consolidation of the company’s non-utility cash management function and
•	continuing to strengthen relationships with the investment community.

John G. Harp

Mr. Harp was appointed president and chief executive officer of MDU Construction Services Group, Inc. in September 2004. For 2008, his base salary was set at $400,000, representing an increase of 17.3% over his 2007 base salary of $341,000. The committee set his 2008 base salary at $400,000, above the midpoint of his salary grade, due to his commendable performance assessment rating and due to results associated with these key achievements:

•	MDU Construction Services Group, Inc.’s 2007 forecasted financial results (based on 9 months’ actual plus 3 months’ plan) on EPS and ROIC were higher than 2007 targets by 49.8% and 45.4%, respectively
•	from January 2007 through September 2007, MDU Construction Services Group, Inc. achieving a combined recordable injury rate in 2007 of 5.0 compared to industry rate of 5.2 and a lost time case rate of 0.9 compared to industry rate of 1.9 and
•	streamlining efficiencies across MDU Construction Services Group, Inc.’s administrative and support functions.

William E. Schneider

Mr. Schneider has served as president and chief executive officer of our subsidiary, Knife River Corporation, since May 2005. Mr. Schneider’s 2008 base salary was set at $447,400, representing an increase of 6.0% over his 2007 base salary of $422,000. The committee set his 2008 base salary at $447,400, above the midpoint of his salary grade, due to his commendable performance assessment rating and due to results associated with:

•	Knife River Corporation’s 2007 forecasted financial results (based on 9 months’ actual plus 3 months’ plan) on EPS and ROIC were lower than 2007 targets by 0.9% and 1.3%, respectively. The 2007 EPS and ROIC targets were the highest in the company’s history, representing significant performance hurdles.
•	expansion of the Knife River Energy Services business line into Texas and Oregon and
•	from January 2007 through September 2007, Knife River Corporation achieved a combined recordable injury rate of 3.1 compared to industry rate of 5.3 and a lost time case rate of 0.6 compared to industry rate of 2.0.

Paul K. Sandness

Mr. Sandness was appointed to general counsel and secretary in April 2004. Mr. Sandness’ 2008 base salary was set at $321,400, representing a 4.0% increase over his 2007 base salary of $309,000. The committee set his 2008 base salary at $321,400, due to his commendable performance assessment rating, ensuring his salary approximated his salary grade midpoint, and due to results associated with these key achievements:

•	overseeing the due diligence associated with the Cascade Natural Gas Corporation acquisition from legal and regulatory perspectives
•	driving the development and formalization of the company’s first corporate-wide sustainability report, which addresses the environmental, social and economic responsibilities, risks, and opportunities our organization faces, and
•	the company’s 2007 forecasted financial results (based on 9 months’ actual plus 3 months’ plan) on EPS and ROIC were higher than 2007 targets by 45.2% and 35.1%, respectively.

The following table shows each named executive officer’s base salary for 2007 and 2008 and the percentage change.

Name	Base Salary for 2007 (000s) ($)	Base Salary for 2008 (000s) ($)	% Change (%)

Terry D. Hildestad	625	700	12.0
Vernon A. Raile	350.7	400	14.1
John G. Harp	341	400	17.3
William E. Schneider	422	447.4	6.0
Paul K. Sandness	309	321.4	4.0

2008 Annual Incentives

What the Performance Measures Are and Why We Chose Them

The compensation committee develops and reviews financial and other corporate performance measures to help ensure that compensation to the executives reflects the success of their respective business unit and/or the corporation, as well as the value provided to our stockholders. For Messrs. Hildestad, Raile, and Sandness, the performance measures for annual incentive awards are our annual return on invested capital results compared to target and our annual earnings per share results compared to target. For Messrs. Schneider and Harp, the performance measures for annual incentive awards are their respective business unit’s annual return on invested capital results compared to target and their respective business unit’s allocated earnings per share results compared to target.

The compensation committee believes earnings per share and return on invested capital are very good measurements in assessing company performance from a financial standpoint. Earnings per share is a generally accepted accounting principle measurement and is a key driver of stockholder return over the long-term. Return on invested capital measures how efficiently and effectively management deploys its capital. Sustained returns on invested capital in excess of our cost of capital create wealth for our stockholders.

Allocated earnings per share for a business unit is calculated by dividing that business unit’s earnings by the business unit’s portion of the total company weighted average shares outstanding. Return on invested capital for the company is calculated by dividing our earnings, without regard to after tax interest expense and preferred stock dividends, by our average capitalization for the calendar year. Return on invested capital for a business unit is calculated by dividing the business unit’s earnings, without regard to after tax interest expense and preferred stock dividends, by the business unit’s average capitalization for the calendar year.

The compensation committee determines the weighting of the goals each year based upon recommendations from the chief executive officer. The compensation committee weighted the 2008 goals for return on invested capital compared to targeted results and allocated earnings per share compared to targeted results each at 50%. The compensation committee believes both measures are equally important in driving shareholder value in the short term and over time.

We limit the after-tax incentive compensation we will pay above the target amount to 20% of earnings in excess of planned earnings. We calculate the earnings in excess of planned earnings without regard to the after-tax incentive amounts above target. We measure the 20% limitation at the major business unit level for business unit and operating company executives, which include Messrs. Harp and Schneider, and at the corporate level for corporate executives, which include Messrs. Hildestad, Raile, and Sandness.

Incentive plan performance targets are established in connection with our annual financial planning process, where we assess the economic environment, competitive outlook, industry trends, and company specific conditions to set projections of results. The committee evaluates the projected results and uses this evaluation to establish the incentive plan performance targets. The committee also considers annual improvement in the return on invested capital measure for incentive purposes to help ensure that return on invested capital will equal or exceed the weighted average cost of capital. Historically, this consideration took the form of a minimum annual increase in a business unit’s and/or the company’s return on invested capital incentive plan performance target(s). For 2008, in the case of Knife River Corporation, and for 2009, in the case of Knife River Corporation and MDU Resources Group, Inc., the committee chose to use the stretch return on invested capital target approved by the board in the 2009 business plan rather than the required annual minimum increase in recognition of the soft economic environment and depressed commodity prices faced by that business unit and the company. The committee will again consider the minimum required return on invested capital increase in 2010. In the committee’s discretion, they may establish incentive plan performance targets higher, lower, or at the same level as the prior year’s target and/or results.

What the Incentive Targets Are and Why We Chose Them

Annual incentive targets were established by the compensation committee as a percentage of the individual’s actual base salary.

The chief executive officer’s target annual incentive was 100% of his base salary. Messrs. Raile, Harp, and Schneider’s target annual incentives were 65% of their base salaries. For Messrs. Raile, Harp, and Schneider, the 2008 target incentive was increased from 50% to 65% of base salary. Mr. Harp’s target annual incentive was increased from 50% in 2007 to 65% in 2008 to reflect the significant contribution the position has on total company financial results and to be similar to other like positions with the same salary grade. As previously discussed, Mr. Harp’s salary grade was increased from an “I” to a “J” for 2008. Mr. Sandness’ annual incentive target was 50% of his base salary. These incentive targets were derived in part from competitive data provided by Towers Perrin and in part by the compensation committee’s judgment on the internal equity of the positions, their relative value to the company, and the desire to maintain a consistent annual incentive target for presidents and chief executive officers of the business units and the executive vice president, treasurer and chief financial officer positions.

The named executive officers were eligible to earn from 0% to 200% of their targeted annual incentive. The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 85% level to a 200% payout if the goals were met at or above the 115% level.

The table below lists each named executive officer’s 2008 base salary, the 2008 annual incentive target percentage, the officer’s 2008 incentive plan performance targets, the 2008 incentive plan results, and the annual incentive earned for 2008.

Name	2008 Base Salary (000s) ($)	2008 Annual Incentive Target (%)	2008 Incentive Plan Performance Targets		2008 Incentive Plan Results		2008 Annual Incentive Earned (000s) ($)

			EPS ($)	ROIC (%)	EPS ($)	ROIC (%)

Terry D. Hildestad[1]	700	100	1.77	9.1	1.59	8.0	310.80
Vernon A. Raile[1]	400	65	1.77	9.1	1.59	8.0	115.44
John G. Harp[2]	400	65	2.73	10.5	5.03	17.7	520.00
William E. Schneider[3]	447.4	65	1.03	7.5	0.42	3.5	—
Paul K. Sandness[1]	321.4	50	1.77	9.1	1.59	8.0	71.35

(1)	Based on earnings per share and return on invested capital for MDU Resources Group, Inc.
(2)	Based on allocated earnings per share and return on invested capital for MDU Construction Services Group, Inc. In addition, Mr. Harp earned an additional $200,000 annual incentive as described below.
(3)	Based on allocated earnings per share and return on invested capital for Knife River Corporation.

The following table shows the changes in our performance targets and achievements for both 2007 and 2008.

Name	2007 Incentive Plan Performance Targets		2007 Incentive Plan Results		2008 Incentive Plan Performance Targets		2008 Incentive Plan Results

	EPS ($)	ROIC (%)	EPS ($)	ROIC (%)	EPS ($)	ROIC (%)	EPS ($)	ROIC (%)

Terry D. Hildestad[1]	1.57	9.4	2.36	13.1	1.77	9.1	1.59	8.0
Vernon A. Raile[1]	1.57	9.4	2.36	13.1	1.77	9.1	1.59	8.0
John G. Harp[2]	2.53	10.8	4.00	16.7	2.73	10.5	5.03	17.7
William E. Schneider[3]	1.13	8.0	1.08	7.6	1.03	7.5	0.42	3.5
Paul K. Sandness[1]	1.57	9.4	2.36	13.1	1.77	9.1	1.59	8.0

(1)	Based on earnings per share and return on invested capital for MDU Resources Group, Inc.
(2)	Based on allocated earnings per share and return on invested capital for MDU Construction Services Group, Inc.
(3)	Based on allocated earnings per share and return on invested capital for Knife River Corporation.

Terry D. Hildestad’s 2008 Annual Incentive Award

As president and chief executive officer of MDU Resources Group, Inc., Mr. Hildestad’s 2008 incentive plan performance targets were based on our earnings per share and return on invested capital. We set his 2008 earnings per share target level above his 2007 earnings per share target level to reflect higher projected earnings from Cascade Natural Gas Corporation and from the oil and natural gas exploration and production segment. However, the 2008 target earnings per share was lower than 2007 actual earnings per share primarily because 2007 actual earnings per share included earnings from discontinued operations of $109.3 million. The 2008 return on invested capital target was slightly lower than the 2007 return on invested capital target primarily because of the investment in Cascade Natural Gas Corporation and was substantially lower than the 2007 return on invested capital results primarily because 2007 included earnings from discontinued operations of $109.3 million.

For 2008 incentive plan results, the company’s 2008 earnings per share results and return on invested capital results were 89.8% and 87.9% of their respective 2008 targets. Therefore, $310,800 was paid to Mr. Hildestad as a 2008 incentive.

Vernon A. Raile’s 2008 Annual Incentive Award

As executive vice president, treasurer and chief financial officer of MDU Resources Group, Inc., Mr. Raile’s 2008 incentive plan performance targets were based on our earnings per share and return on invested capital. As discussed above for Mr. Hildestad, we set his 2008 earnings per share target level above his 2007 earnings per share target level to reflect higher projected earnings from Cascade Natural Gas Corporation and from the oil and natural gas exploration and production segment. However, the 2008 target earnings per share was lower than 2007 actual earnings per share primarily because 2007 actual earnings per share included earnings from discontinued operations of $109.3 million. The 2008 return on invested capital target was slightly lower than the 2007 return on invested capital target primarily because of the investment in Cascade Natural Gas Corporation and was substantially lower than the 2007 return on invested capital results primarily because 2007 included earnings from discontinued operations of $109.3 million.

For 2008 incentive plan results, the company’s 2008 earnings per share results and return on invested capital results were 89.8% and 87.9% of their respective 2008 targets. Therefore, $115,440 was paid to Mr. Raile as a 2008 incentive.

John G. Harp’s 2008 Annual Incentive Award

As president and chief executive officer of MDU Construction Services Group, Inc., Mr. Harp’s 2008 incentive plan performance targets were based on allocated earnings per share and return on invested capital for MDU Construction Services Group, Inc. We set his 2008 earnings per share target level above his 2007 earnings per share target level to reflect that the 2008 operating plan contained higher projected workloads than the 2007 operating plan. We set the 2008 return on invested capital target to be slightly lower than the 2007 return on invested capital target. The 2008 earnings per share and return on invested capital targets were lower than the actual results for 2007 allocated earnings per share and return on invested capital because the 2007 results reflected an atypically high level of business activity.

For 2008 incentive plan results, MDU Construction Services Group, Inc.’s 2008 earnings per share results and return on invested capital results were 184.3% and 168.6% of their respective 2008 targets. Therefore, a maximum incentive award of $520,000 was paid to Mr. Harp.

Also in 2008, Mr. Harp had an opportunity to earn an additional $200,000 annual incentive in recognition of the instrumental role he played in MDU Construction Services Group, Inc.’s financial turnaround from a loss in 2004 to record earnings in 2007. The committee established this opportunity as an incentive to Mr. Harp to sustain his business unit’s exceptional financial results. The performance target for this additional $200,000 was MDU Construction Services Group, Inc.’s attainment of incremental after-tax earnings necessary to achieve return on invested capital results that were at least 200 basis points above the weighted cost of capital. Based on MDU Construction Services Group, Inc.’s 2008 planned capital structure, the incremental 200 basis points equated to a minimum of $6.6 million of incremental earnings.

In 2008, Mr. Harp earned the full $200,000 because MDU Construction Services Group, Inc.’s 2008 return on invested capital results were more than 200 basis points above its weighted average cost of capital.

William E. Schneider’s 2008 Annual Incentive Award

As president and chief executive officer of Knife River Corporation, Mr. Schneider’s 2008 incentive plan performance targets were based on allocated earnings per share and return on invested capital for Knife River Corporation. We set his 2008 targets for allocated earnings per share and return on invested capital lower than his 2007 targets and the actual results for 2007. The reduction in 2008 targets was due primarily to the projected continued decline in the residential construction market and the anticipated reduction in margins and volumes.

For 2008, Knife River Corporation’s 2008 earnings per share results and return on invested capital results were 40.8% and 46.7% of their respective 2008 targets. Therefore, no incentive was paid to Mr. Schneider for 2008.

Paul K. Sandness’ 2008 Annual Incentive Award

As general counsel and secretary of MDU Resources Group, Inc., Mr. Sandness’ 2008 incentive plan performance targets were based on our earnings per share and return on invested capital. As discussed above for Messrs. Hildestad and Raile, we set his 2008 earnings per share target level above his 2007 earnings per share target level to reflect higher projected earnings from Cascade Natural Gas Corporation and from the oil and natural gas exploration and production segment. However, the 2008 target earnings per share was lower than 2007 actual earnings per share primarily because 2007 actual earnings per share included earnings from discontinued operations of $109.3 million. The 2008 return on invested capital target was slightly lower than the 2007 return on invested capital target primarily because of the investment in Cascade Natural Gas Corporation and was substantially lower than the 2007 return on invested capital results primarily because 2007 included earnings from discontinued operations of $109.3 million.

For 2008 incentive plan results, the company’s 2008 earnings per share results and return on invested capital results were 89.8% and 87.9% of their respective 2008 targets. Therefore, $71,351 was paid to Mr. Sandness as a 2008 incentive.

Deferral of Annual Incentive Compensation

We provide executives the opportunity to defer receipt of earned annual incentives. If an executive chooses to defer his or her annual incentive, we will credit the deferral with interest. For 2008, the interest rate on deferred compensation was the prime rate.

2008 Long-Term Incentives

Awards Granted in 2008 under the Long-Term Performance-Based Incentive Plan

We use the Long-Term Performance-Based Incentive Plan, which is an omnibus plan and has been approved by our stockholders, for long-term incentive compensation. We discontinued the use of stock options in 2003 and now use performance shares as the only form of long-term incentive compensation.

The compensation committee uses the performance graph peer group as the comparator group to determine relative stockholder return and potential payments under the Long-Term Performance-Based Incentive Plan for its 2008-2010 performance share award cycle. The companies comprising our performance graph peer group are as follows:

•   Alliant Energy Corporation
•   Berry Petroleum Company
•   Black Hills Corporation
•   Comstock Resources, Inc.
•   Dycom Industries, Inc.
•   EMCOR Group, Inc.
•   Encore Acquisition Company
•   EQT Corporation
      (formerly Equitable Resources, Inc.)
•   Granite Construction Inc.
•   Martin Marietta Materials, Inc.
•   National Fuel Gas Co.
• Northwest Natural Gas Company	• NSTAR
•   OGE Energy Corp.
•   ONEOK, Inc.
•   Quanta Services, Inc.
•   Questar Corporation
•   SCANA Corporation
•   Southwest Gas Corporation
•   St. Mary Land & Exploration Company
•   Swift Energy Company
•   U.S. Concrete, Inc.
•   Vectren Corporation
•   Vulcan Materials Company
• Whiting Petroleum Corporation

The performance measure is our total stockholder return over a three-year measurement period as compared to the total stockholder returns of the companies in our performance graph peer group over the same three-year period. The compensation committee selected this goal because it believes executive pay under a long-term, capital accumulation program such as this should mirror our long-term performance in stockholder return as compared to other public companies in our industries. Payments are made in company stock; dividend equivalents are paid in cash.

Total stockholder return is the percentage change in the value of an investment in the common stock of a company, from the closing price on the last trading day in the calendar year preceding the beginning of the performance period, through the last trading day in the final year of the performance period. It is assumed that dividends are reinvested in additional shares of common stock at the frequency paid.

As with the annual incentive target, the long-term incentive target for a given position is determined by reference to the salary grade. These incentive targets were derived in part from competitive data provided by Towers Perrin and in part by the committee’s judgment on the impact each position has on our total stockholder return. The committee also believed consistency across positions in the same salary grades was important from an internal equity standpoint. The variance in target percentages reflects our philosophy that executives in higher salary grades should have more of their total compensation at risk because they are in positions to have a more direct impact on our long-term results.

The compensation committee increased Mr. Hildestad’s long-term incentive target from 133% of base salary in 2007 to 150% of base salary in 2008. The committee’s rationale for the increase was to bring Mr. Hildestad’s long-term incentive target closer to the competitive chief executive officer pay data provided by Towers Perrin. Their analysis for 2007 and again for 2008 reported the competitive long-term incentive target for chief executive officers ranged from approximately 200% to 400% of base salary. The committee decided to set Mr. Hildestad’s long-term incentive target lower than the competitive data in order to avoid creating too great a difference between Mr. Hildestad’s long-term incentive target and the long-term incentive targets of his direct reports, and to recognize that Mr. Hildestad’s SISP benefit is larger than similar benefits offered to chief executive officers.

Mr. Harp’s long-term incentive target was increased to 90% of base salary in 2008 from 75% of base salary in 2007. The committee’s rationale for the increase was to reflect the significant increase the position has on total company financial results. The committee believes from an internal equity standpoint this target should be similar to that of other like positions with the same salary grade.

On February 14, 2008, the board of directors, upon recommendation of the compensation committee, made performance share grants to the named executive officers. The compensation committee determined the target number of performance shares granted to each named executive officer by multiplying the named executive officer’s 2008 base salary by his or her long-term incentive target and then dividing this product by the average of the closing prices of our stock from January 2, 2008 through January 22, 2008, as shown in the following table:

Name	2008 Base Salary to Determine Target ($)	2008 Long-Term Incentive Target at Time of Grant (%)	2008 Long-Term Incentive Target at Time of Grant ($)	Average Closing Price of Our Stock From January 2 Through January 22 ($)	Resulting Number of Performance Shares Granted on February 14 (#)

Terry D. Hildestad	700,000	150	1,050,000	26.86	39,091
Vernon A. Raile	400,000	90	360,000	26.86	13,402
John G. Harp	400,000	90	360,000	26.86	13,402
William E. Schneider	447,400	90	402,660	26.86	14,991
Paul K. Sandness	321,400	75	241,050	26.86	8,974

From 0% to 200% of the target grant will be paid out in February 2011 depending on our three-year 2008-2010 total stockholder return compared to the total three-year stockholder returns of companies in our performance graph peer group. The payout percentage will be a function of our rank against our performance graph peer group as follows:

The Company’s Percentile Rank	Payout Percentage of February 14, 2008 Grant

100th	200%
75th	150%
50th	100%
40th	10%
Less than 40th	0%

Payouts for percentile ranks falling between the intervals will be interpolated. We also will pay dividend equivalents in cash on the number of shares actually earned for the performance period. The dividend equivalents will be paid in 2011 at the same time as the performance awards are paid.

Awards Paid on February 14, 2008 under the Long-Term Performance-Based Incentive Plan

We granted performance shares to our named executive officers under the Long-Term Performance-Based Incentive Plan on February 17, 2005 for the 2005 through 2007 performance period. Our total stockholder return for the 2005 through 2007 performance period was 65.82%, which corresponded to a percentile rank of 62% against our performance graph peer group. The percentile rank of 62% corresponded to a payout percentage of 124%, meaning 124% of the target shares originally granted plus dividend equivalents were paid to the named executive officers. The table below lists the shares granted on February 17, 2005, the shares paid on February 14, 2008 based on the payout percentage, and the dividend equivalents earned.

Name	Shares Granted on February 17, 2005[1] (#)	Payout Percentage (%)	Shares Paid on February 14, 2008[1] (#)	Dividend Equivalents ($)

Terry D. Hildestad	19,122	124	23,711	37,388
Vernon A. Raile	6,240	124	7,738	12,201
John G. Harp	10,767	124	13,351	21,052
William E. Schneider	12,921	124	16,022	25,263
Paul K. Sandness	11,628	124	14,419	22,736

(1)	Shares are adjusted for the 3-for-2 stock split effective July 26, 2006.

PEER4 Analysi$: Comparison of Pay for Performance Ratios

Each year we compare our named executive officers’ pay for performance ratios to the pay for performance ratios of the named executive officers in the performance graph peer group. This analysis looks at the relationship between our compensation levels and our average annual total stockholder return in comparison to the peer group over a five-year period. All data used in the analysis, including the valuation of long-term incentives and calculation of stockholder return, were compiled by Equilar, Inc., an independent service provider, which uses each company’s annual filings as a basis of its data collection.

This analysis consisted of dividing what we paid our named executive officers for the years 2003 through 2007 by our average annual total stockholder return for the same five-year period to yield our pay ratio. Our pay ratio was then compared to the pay ratio of the companies in the performance graph peer group, which was calculated by dividing total direct compensation for all the proxy group executives by the sum of each company’s average annual total stockholder return for the same five-year period. The results are shown in the following chart.

5 Year Total Direct Compensation to 5 Year Total Stockholder Return*

	MDU Resources Group, Inc. ($)	Performance Graph Peer Group ($)

Dollars of Total Direct Compensation[1] per Point of Total Stockholder Return	2,057,183	2,017,609

(1)	Total direct compensation is the sum of annual base salaries, annual incentives, the value of long-term incentives at grant and all other compensation as reported in the proxy statements. For 2006 and 2007, total direct compensation also includes the change in pension values and nonqualified deferred compensation earnings as reported in the proxy statements.

The results of the analysis showed that we paid our named executive officers slightly more than what the peer group companies paid their named executive officers for comparable levels of stockholder return over the five-year period. Specifically, as indicated in the chart, the data shows that we paid each of our named executive officers approximately $40,000 more per point of stockholder return than our performance graph peer group. This is the first occurrence in which MDU Resources Group, Inc. has paid its named executive officers more per point of stockholder return than the performance graph peer group. We have been conducting our PEER4 Analysi$ since 2004.

*The chart is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Post-Termination Compensation and Benefits

Pension Plans

Effective 2006, we no longer offer defined benefit pension plans to new non-bargaining unit employees. Instead, executives and other employees are offered increased company contributions to our 401(k) plan. The pension plans continue in effect for all eligible employees hired before 2006.

We provide our executives and other employees hired before 2006 with income for their retirement through our qualified defined benefit pension plans, where benefits are determined by years of service and base salary. Because benefits under our pension plan increase with an employee’s period of service and earnings, we believe the pension encourages our employees to make long-term commitments to the company and, as such, serves as an important retention tool.

Supplemental Income Security Plan

Benefits Offered

We offer certain key managers and executives, including all of our named executive officers, benefits under our non-qualified retirement plan, which we refer to as the Supplemental Income Security Plan or SISP. The SISP, which has a ten-year vesting schedule, provides participants with additional retirement income and death benefits. The additional retirement income may take two forms:

•	a supplemental retirement benefit payable for fifteen years beginning at the later of age 65 or after employment ends and
•	an additional retirement benefit to offset the Internal Revenue Code limitations placed on benefits payable under our qualified defined benefit pension plans. If eligible, the participants receive this retirement benefit after they separate from the company and until they reach age 65. In order to be eligible to receive the additional retirement benefit, participants must vest in their pension benefit, which requires five years of service and their pension must be limited by the Internal Revenue Code. Mr. Harp has an additional qualification in that he must remain employed until age 60 in order to receive this additional retirement benefit.

A death benefit is provided if SISP participants die before their supplemental retirement benefits commence or if they elect to receive death benefits in lieu of all or a part of their supplemental retirement benefits. The death benefit is payable for 15 years.

SISP Competitiveness

Our SISP benefit is high when compared to benefits at our performance graph peer companies who offer one or more non-qualified defined benefit plans. We believe, however, that the SISP is critical in retaining the talent necessary to drive long-term stockholder value. In addition, we believe that the 10 year vesting provision of the SISP helps promote retention of key executive officers.

Benefit Level Increases

Each November the compensation committee considers SISP benefit level increases for the upcoming year. The chief executive officer recommends the benefit level increases to the committee on executives other than himself; the committee considers benefit level increases for the chief executive. In November 2007, Messrs. Hildestad, Raile, and Harp each received an increase in their SISP benefit levels which was effective on January 1, 2008. The committee’s rationale for the benefit level increases was recognition of each named executive’s contribution to the financial success of the company. The following table reflects our named executive officers’ SISP levels:

Name	Pre January 1, 2008 Annual SISP Benefits		Post January 1, 2008 Annual SISP Benefits

	Survivors ($)	Retirement ($)	Survivors ($)	Retirement ($)

Terry D. Hildestad	876,000	438,000	1,025,040	512,520
Vernon A. Raile	386,640	193,320	468,600	234,300
John G. Harp	291,480	145,740	386,640	193,320
William E. Schneider	468,600	234,300	468,600	234,300
Paul K. Sandness	291,480	145,740	291,480	145,740

To encourage Mr. Harp to remain with the company, on November 16, 2006, upon recommendation of our chief executive officer and the compensation committee, our board of directors approved an additional retirement benefit for Mr. Harp. The benefit provides for Mr. Harp to receive payments that represent the equivalent of an additional three years of service under the pension plan and the SISP if he did not resign or retire before January 2, 2008, and he had acceptable successors in place. The additional three years of service recognize Mr. Harp’s previous employment with a subsidiary of the company.

Clawback

In November 2005, we implemented a guideline for repayment of incentives due to accounting restatements, commonly referred to as a clawback policy, whereby the compensation committee may seek repayment of annual and long-term incentives paid to executives if accounting restatements occur within three years after the payment of incentives under the annual and long-term plans. Under our clawback policy, the compensation committee may require employees to forfeit awards and may rescind vesting, or the acceleration of vesting, of an award.

Impact of Tax and Accounting Treatment

The compensation committee may consider the impact of tax and/or accounting treatment in determining compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation paid to certain officers that we may deduct as a business expense in any tax year unless, among other things, the compensation qualifies as performance-based compensation, as that term is used in section 162(m). Generally, long-term incentive compensation and annual incentive awards for our chief executive officer and those executive officers whose overall compensation is likely to exceed $1 million are structured to be deductible for purposes of Section 162(m) of the Internal Revenue Code, but we may pay compensation to an executive officer that is not deductible. All annual or long-term incentive compensation paid to our named executive officers for 2008 satisfied the requirements for deductibility.

Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation if the deferral does not comply with Section

409A. We have amended our compensation plans and arrangements affected by Section 409A with the objective of not triggering any additional income taxes under Section 409A.

Section 4999 of the Internal Revenue Code imposes an excise tax on payments to executives and others of amounts that are considered to be related to a change of control if they exceed levels specified in Section 280G of the Internal Revenue Code. The potential impact of the Section 4999 excise tax is addressed with the modified tax payment provisions in the change of control employment agreements, which are described earlier in this compensation discussion and analysis and later in the proxy statement under the heading “Potential Payments upon Termination or Change of Control.” We do not consider the potential impact of Section 4999 or 280G when designing our compensation programs.

The compensation committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require that we record an expense in our financial statements for equity awards. The accounting expense of equity awards to employees is calculated in accordance with SFAS 123 (revised).

Stock Ownership Guidelines

We instituted stock ownership guidelines on May 5, 1993, which we revised in February 2003, to encourage executives to own a multiple of their base salary in our common stock. All officers who participate in our Long-Term Performance-Based Incentive Plan are subject to the guidelines. The guidelines call for the executive to reach the multiple within five years. Unvested performance shares and other unvested equity awards do not count towards the guidelines. Each February the compensation committee receives a report on the status of stock holdings by executives. The table shows the named executive officers’ holdings as of December 31, 2008:

Name	Guideline Multiple of Base Salary	Actual Holdings as a Multiple of Base Salary	Number of Years at Guideline Multiple (#)

Terry D. Hildestad	4X	5.22	3.67
Vernon A. Raile	3X	2.53	3.00
John G. Harp	3X	5.45	4.25
William E. Schneider	3X	4.55	7.00
Paul K. Sandness	3X	1.75	4.75

The compensation committee may consider the guidelines and the executive’s stock ownership in determining compensation. The committee, however, did not do so with respect to 2008 compensation.

Policy Regarding Hedging Stock Ownership

In our Executive Compensation Policy, we adopted a policy that prohibits executives from hedging their ownership of company common stock. Executives may not enter into transactions that allow the executive to benefit from devaluation of our stock or otherwise own stock technically but without the full benefits and risks of such ownership.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Reg. S-K, Item 402(b) with management. Based on the review and discussions referred to in the preceding sentence, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement on Schedule 14A.

Thomas Everist, Chairman
Karen B. Fagg
Thomas C. Knudson
Patricia L. Moss

Summary Compensation Table for 2008

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)(1)	Option Awards ($) (f)(1)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(2)	All Other Compensation ($) (i)	Total ($) (j)

Terry D. Hildestad President and CEO	2008	700,000	—	860,702	—	310,800	898,941	9,476(3)	2,779,919
	2007	625,000	—	661,821	—	1,250,000	1,362,413	7,026	3,906,260
	2006	562,500	—	376,394	25,084	1,125,000	768,184	6,876	2,864,038

Vernon A. Raile Executive Vice President, Treasurer and CFO	2008	400,000	—	340,306	—	115,440	498,210	7,176(3)	1,361,132
	2007	350,700	—	268,806	—	350,700	555,248	7,026	1,532,480
	2006	318,750	—	161,690	—	318,750	635,356	6,876	1,441,422

John G. Harp President and CEO of MDU Construction Services Group, Inc.	2008	400,000	—	301,785	—	720,000(4)	338,774(6)	23,230(7)	1,783,789
	2007	341,000	—	277,929	—	341,000	47,334(6)	23,080(7)	1,030,343
	2006	310,000	—	150,566	—	810,000(5)	324,976(6)	31,323(7)	1,626,865

William E. Schneider President and CEO of Knife River Corporation	2008	447,400	—	400,638	—	—	180,801	8,976(3)	1,037,815
	2007	422,000	—	383,191	—	206,780	450,347	7,026	1,469,344
	2006	392,000	—	248,217	20,729	392,000	609,916	6,876	1,669,738

Paul K. Sandness General Counsel and Secretary	2008	321,400	—	246,228	—	71,351	170,403	9,426(3)	818,808
	2007	—	—	—	—	—	—	—	—
	2006	—	—	—	—	—	—	—	—

(1)	Amounts in these columns represent the dollar amount recognized for financial statement reporting purposes for the 2008, 2007, and 2006 fiscal years for restricted stock awards, performance share awards, and stock option awards granted in 2008 and prior years. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers. Assumptions used to determine the amounts in these columns are the same as used in the calculation of compensation expense for our audited financial statements, except for the effect of estimated forfeitures. Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment” requires us to estimate forfeitures when awards are granted and reduce estimated compensation expense accordingly. These columns were prepared assuming none of the awards will be forfeited. However, for both these columns and our audited financial statements, compensation expense is adjusted for actual forfeitures.
The grant date fair value of restricted stock awards was based on the market price of our stock on the grant date.
The grant date fair value for the performance shares granted in 2008 was determined by Monte Carlo simulation using a blended volatility term structure in the range of 21.54% to 22.97% comprised of 50% historical volatility and 50% implied volatility and a risk-free interest rate term structure in the range of 1.87% to 2.23% based on the U.S. Treasury security rates in effect as of the grant date. In addition, the mean overall simulation paths of the discounted dividends expected to be earned in the performance period used in the valuation was $1.64 per target share.
The grant date fair value for the performance shares granted in 2007 was determined by Monte Carlo simulation using a blended volatility term structure in the range of 18.17% to 18.73% comprised of 50% historical volatility and 50% implied volatility and a risk-free interest rate term structure in the range of 4.75% to 5.21% based on the U.S. Treasury security rates in effect as of the grant date. In addition, the mean overall simulation paths of the discounted dividends expected to be earned in the performance period used in the valuation was $1.25 per target share.
The grant date fair value for the performance shares granted in 2006 was determined by Monte Carlo simulation using a blended volatility term structure in the range of 17.65% to 18.79% comprised of 50% historical volatility and 50% implied volatility and a risk-free interest rate term structure in the range of 4.66% to 4.79% based on the U.S. Treasury security rates in effect as of the grant date. In addition, the mean overall simulation paths of the discounted dividends expected to be earned in the performance period used in the valuation was $1.37 per target share.
The grant date fair value for the performance share awards granted in 2005 and 2004 were equal to the market value of our common stock on the grant date.

The fair value of stock options was estimated on the grant date using the Black-Scholes option-pricing model. The fair value of the options granted and the underlying assumptions were as follows:
Fair value of options at grant date	$ 3.22
Risk-free interest rate	5.18%
Expected price volatility	25.94%
Expected dividend yield	3.53%
Expected life in years	7
Date of Grant	February 14, 2001

For additional information about these stock awards and option awards, refer to Note 14 of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Amounts shown represent the change in the actuarial present value for years ending December 31, 2006, 2007, and 2008 for the named executive officers’ accumulated benefits under the pension plan, excess SISP, and SISP and, for Mr. Harp, the additional retirement benefit, collectively referred to as the “accumulated pension change,” plus above market earnings on deferred annual incentives, if any. The amounts shown are based on accumulated pension change and above market earnings as of December 31, 2006, 2007, and 2008 as follows:
Name	Accumulated Pension Change			Above Market Earnings
	12/31/2006 ($)	12/31/2007 ($)	12/31/2008 ($)	12/31/2006 ($)	12/31/2007 ($)	12/31/2008 ($)

Terry D. Hildestad	752,265	1,336,815	883,351	15,919	25,598	15,590
Vernon A. Raile	608,295	508,987	469,755	27,061	46,261	28,455
John G. Harp	239,228	38,498	331,558	—	—	—
Additional Retirement (John G. Harp)*	85,748	8,836	7,216	—	—	—
William E. Schneider	593,820	411,123	155,816	16,096	39,224	24,985
Paul K. Sandness	—	—	170,403	—	—	—

*See footnote 6.

(3)	Includes company contributions to the 401(k) account, payment of a life insurance premium, and, except for Mr. Raile, matching contributions to charitable organizations.
(4)	Includes one-time incentive payment of $200,000 in addition to his executive incentive compensation plan payment.
(5)	Includes one-time incentive payment of $500,000 in addition to his executive incentive compensation plan payment.
(6)	In addition to the change in the actuarial present value of Mr. Harp’s accumulated benefit under the pension plan, excess SISP, and SISP, this amount also includes the following amounts attributable to Mr. Harp’s additional retirement benefit:
	2006	2007	2008
Change in present value of additional years of service for pension plan	$77,447	$6,033	$3,570
Change in present value of additional years of service for excess SISP	8,301	2,803	3,646
Change in present value of additional years of service for SISP	—	—	—

Mr. Harp’s additional retirement benefit is described in the narrative that follows the Pension Benefits for 2008 table. The additional retirement benefit provides Mr. Harp with additional retirement benefits equal to the additional benefit he would earn under the pension plan, excess SISP, and the SISP if he had three additional years of service. The amounts in the table above reflect the change in present value of this additional benefit in 2006, 2007, and 2008. The additional retirement benefit was determined by calculating the actuarial present values of the accumulated benefits under the pension plan, excess SISP, and SISP, with and without the three additional years of service, using the same assumptions used to determine the amounts disclosed in the Pension Benefits for 2008 table. Because Mr. Harp would be fully vested in his SISP benefit if he retired at age 65, the assumed retirement age of these calculations, the additional years of service provided by the additional retirement agreement would not increase that benefit. If Mr. Harp retires before becoming 100% vested in his SISP benefit, his SISP benefit would be less than the amount shown in the Pension Benefits for 2008 table, but the payments he would receive under the additional retirement benefit arrangement would increase, as would the amounts reflected in the table above and in the Summary Compensation Table.

(7)	Includes a company contribution to Mr. Harp’s 401(k) account, a matching contribution to a charity, payment of a life insurance premium, an additional premium for Mr. Harp’s long-term disability insurance and Mr. Harp’s office and automobile allowance.

Grants of Plan-Based Awards in 2008

		Estimated Future Payouts Under Non-Equity Incentive PlanAwards			Estimated Future Payouts Under Equity Incentive PlanAwards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Terry D. Hildestad	2/14/08(1)	175,000	700,000	1,400,000	—	—	—	—	—	—
	2/14/08(2)	—	—	—	3,909	39,091	78,182	—	—	—	1,200,485
Vernon A. Raile	2/14/08(1)	65,000	260,000	520,000	—	—	—	—	—	—
	2/14/08(2)	—	—	—	1,340	13,402	26,804	—	—	—	411,575
John G. Harp	2/14/08(1)	65,000	260,000	520,000	—	—	—	—	—	—
	2/14/08(2)	—	—	—	1,340	13,402	26,804	—	—	—	411,575
	2/14/08(3)	—	200,000	—
William E. Schneider	2/14/08(1)	72,703	290,810	581,620	—	—	—	—	—	—
	2/14/08(2)	—	—	—	1,499	14,991	29,982	—	—	—	460,374
Paul K. Sandness	2/14/08(4)	40,175	160,700	321,400	—	—	—	—	—	—
	2/14/08(2)	—	—	—	897	8,974	17,948	—	—	—	275,592
(1)	Annual incentive for 2008 granted pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan.
(2)	Performance shares for the 2008-2010 performance period granted pursuant to the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan.
(3)	Mr. Harp’s 2008 additional annual incentive opportunity for 2008.
(4)	Annual incentive for 2008 granted pursuant to the MDU Resources Group, Inc. Executive Incentive Compensation Plan.

Narrative Discussion Relating to the Summary Compensation Table
and Grants of Plan-Based Awards Table

Incentive Awards

Annual Incentive

On February 12, 2008, the compensation committee recommended the 2008 annual incentive award opportunities for our named executive officers, and the board approved these opportunities at its meeting on February 14, 2008. These award opportunities are reflected in the Grants of Plan-Based Awards table at grant on February 14, 2008 in columns (c), (d) and (e) and in the Summary Compensation Table as earned with respect to 2008 in column (g).

Executive officers may receive annual cash incentive awards based upon achievement of annual performance measures with a threshold, target, and maximum level. A target incentive award is established based on a percent of the executive’s base salary. Actual payment may range from zero to 200% of the target based upon achievement of corporate goals.

In order to be eligible to receive an annual incentive award under the Long-Term Performance-Based Incentive Plan, Messrs. Hildestad, Raile, Schneider, and Harp must have remained employed by the company through December 31, 2008, unless the compensation committee determines otherwise. The committee has full discretion to determine the extent to which goals have been achieved, the payment level, whether any final payment will be made, and whether to adjust awards downward based upon individual performance. Unless the committee determines otherwise, performance measure targets shall be adjusted to take into account unusual or nonrecurring events affecting the company, a subsidiary or a division or business unit, or any of their financial statements, or changes in applicable laws, regulations or accounting principles to the extent such unusual or nonrecurring events or changes in applicable laws, regulations or accounting principles otherwise would result in dilution or enlargement of the annual incentive award intended to be provided. Such adjustments are made in a manner that will not cause the award to fail to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

With respect to annual incentive awards granted pursuant to our Executive Incentive Compensation Plan, which includes Mr. Sandness, participants who retire at age 65 during the year remain eligible to receive an award. Subject to the compensation committee’s discretion, executives who terminate employment for other reasons are not eligible for an award. The committee has full discretion to determine the extent to which goals have been achieved, the payment level, and whether any final payment will be made. Once performance goals are approved by the committee for executive incentive compensation plan awards, the committee generally does not modify the goals. However, if major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management substantially affected management’s ability to achieve the specified performance goals, the committee, in consultation with the chief executive officer, may modify the performance goals. Such goal modifications will only be considered in years of unusually adverse or favorable external conditions.

For Messrs. Hildestad, Raile, and Sandness, the performance measures for annual incentive awards are our annual return on invested capital achieved compared to target and our annual earnings per share achieved compared to target. For Messrs. Schneider and Harp, the performance measures for annual incentive awards are their respective business unit’s annual return on invested capital achieved compared to target and their respective business unit’s allocated earnings per share achieved compared to target.

For 2008, the compensation committee weighted the goals for annual return on invested capital compared to planned results and allocated earnings per share compared to planned results each at 50%.

We limit the after-tax incentive compensation we will pay above the target amount to 20% of earnings in excess of planned earnings. We calculate the earnings in excess of planned earnings without regard to the after-tax incentive amounts above target. We measure the 20% limitation at the major business unit level for business unit and operating company executives, which include Messrs. Harp and Schneider, and at the corporate level for corporate executives, which include Messrs. Hildestad, Raile, and Sandness.

The award opportunities available to each named executive officer were:

2008 earnings per share results as a % of 2008 target	Corresponding payment of annual incentive target based on earnings per share

Less than 85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
103%	120%
106%	140%
109%	160%
112%	180%
115%	200%

2008 return on invested capital results as a % of 2008 target	Corresponding payment of annual incentive target based on return on invested capital

Less than 85%	0%
85%	25%
90%	50%
95%	75%
100%	100%
103%	120%
106%	140%
109%	160%
112%	180%
115%	200%

For discussion of the specific incentive plan performance targets and results, please see the compensation discussion and analysis.

In addition to the annual incentive that Mr. Harp earned under our Long-Term Performance Based Incentive Plan, Mr. Harp earned an additional $200,000 incentive payment. The performance target for this additional $200,000 was MDU Construction Services Group, Inc.’s attainment of incremental after-tax earnings necessary to achieve return on invested capital results that were at least 200 basis points above the weighted cost of capital. Mr. Harp earned the additional $200,000 incentive payment because MDU Construction Services Group, Inc.’s 2008 return on invested capital exceeded its weighted average cost of capital by more than 200 basis points.

Long-Term Incentive

On February 12, 2008, the compensation committee recommended long-term incentive grants to the named executive officers in the form of performance shares, and the board approved these grants at its meeting on February 14, 2008. These grants are reflected in columns (f), (g), (h), and (l) of the Grants of Plan-Based Awards table.

From 0% to 200% of the target grant will be paid out in February 2011, depending on our 2008-2010 total stockholder return compared to the total three-year stockholder returns of companies in our performance graph peer group. The payout percentage is determined as follows:

The Company’s Percentile Rank	Payout Percentage of February 14, 2008 Grant

100th	200%
75th	150%
50th	100%
40th	10%
Less than 40th	0%

Payouts for percentile ranks falling between the intervals will be interpolated. We also will pay dividend equivalents in cash on the number of shares actually earned for the performance period. The dividend equivalents will be paid in 2011 at the same time as the performance awards are paid.

Salary and Bonus in Proportion to Total Compensation

The following table shows the proportion of salary to total compensation. We paid no bonuses to our named executive officers in 2008.

Name	Salary ($)	Total Compensation ($)	Salary as % of Total Compensation

Terry D. Hildestad	700,000	2,779,919	25.2
Vernon A. Raile	400,000	1,361,132	29.4
John G. Harp	400,000	1,783,789	22.4
William E. Schneider	447,400	1,037,815	43.1
Paul K. Sandness	321,400	818,808	39.3

Outstanding Equity Awards at Fiscal Year-End 2008

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1,2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(1,3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(4)

Terry D. Hildestad	—	—	—	—	—	3,712	80,105	168,247	3,630,770
Vernon A. Raile	—	—	—	—	—	1,114	24,040	64,361	1,388,910
John G. Harp	—	—	—	—	—	—	—	57,238	1,235,196
William E. Schneider	—	—	—	—	—	2,970	64,093	75,505	1,629,398
Paul K. Sandness	—	—	—	—	—	—	—	46,146	995,831
(1)	Adjusted for the 3-for-2 stock split effective July 26, 2006.
(2)	These shares of restricted stock were granted in 2001 and vest on February 15, 2010. Vesting of some or all shares may be accelerated upon change of control or if the total stockholder return equals or exceeds the 50th percentile of the performance graph peer group during three-year performance cycles: 2001-2003, 2004-2006, and 2007-2009. Non-preferential dividends are paid on these shares.

(3)
Named Executive Officer	Award	Shares	End of Performance Period

Terry D. Hildestad	2006	23,883	12/31/08
	2007	66,182	12/31/09
	2008	78,182	12/31/10
Vernon A. Raile	2006	12,429	12/31/08
	2007	25,128	12/31/09
	2008	26,804	12/31/10
John G. Harp	2006	10,072	12/31/08
	2007	20,362	12/31/09
	2008	26,804	12/31/10
William E. Schneider	2006	15,285	12/31/08
	2007	30,238	12/31/09
	2008	29,982	12/31/10
Paul K. Sandness	2006	9,748	12/31/08
	2007	18,450	12/31/09
	2008	17,948	12/31/10

Shares for the 2006 award are shown at the target level (100%) based on results for the 2006-2008 performance cycle above threshold but below target.

Shares for the 2007 award are shown at the maximum level (200%) based on results for the first two years of the 2007-2009 performance cycle above target.

Shares for the 2008 award are shown at the maximum level (200%) based on results for the first year of the 2008-2010 performance cycle above target.

(4)	Value based on the number of performance shares reflected in column (i) multiplied by $21.58, the year-end closing price for 2008.

Option Exercises and Stock Vested during 2008

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(1,2)	Value Realized on Vesting ($) (e)(3)

Terry D. Hildestad	—	—	23,711	669,523
Vernon A. Raile	—	—	7,738	218,496
John G. Harp	—	—	13,351	376,990
William E. Schneider	—	—	16,022	452,410
Paul K. Sandness	—	—	14,419	407,147
(1)	Adjusted for the 3-for-2 stock split effective July 26, 2006.
(2)	Reflects performance shares for the 2005-2007 performance period that vested on February 14, 2008.
(3)	Reflects the value of performance shares based on our stock price of $26.66 on February 14, 2008, and the dividend equivalents that were paid on the vested shares.

Pension Benefits for 2008

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Terry D. Hildestad	Pension Plan	35	1,192,875	—
	SISP I(1)	26	1,327,047	—
	SISP II(2)	26	2,191,152	—
	SISP Excess	26	639,338	—
Vernon A. Raile	Pension Plan	29	952,396	—
	SISP I(1)	26	814,251	—
	SISP II(2)	26	1,363,592	—
	SISP Excess	26	32,729	—
John G. Harp	Pension Plan	4	120,481	—
	SISP I(1)	3	—	—
	SISP II(2)	3	1,106,368	—
	SISP Excess	3	20,090	—
	Harp Additional Retirement Benefit	3	101,800	—
William E. Schneider	Pension Plan	15	546,165	—
	SISP I(1)	14	974,098	—
	SISP II(2)	14	841,584	—
	SISP Excess	14	97,335	—
Paul K. Sandness	Pension Plan	28	740,641	—
	SISP I(1)	18	232,690	—
	SISP II(2)	18	552,315	—
	SISP Excess	18	83,744	—
(1)	Grandfathered under Section 409A.
(2)	Not grandfathered under Section 409A.

The amounts shown for the pension plan and excess SISP represent the actuarial present values of the executives’ accumulated benefits accrued as of December 31, 2008, calculated using a 6.25% discount rate, the 1994 Group Annuity Mortality Table for post-retirement mortality and no recognition of future salary increases or pre-retirement mortality. The assumed retirement ages for these benefits was age 60 for Messrs. Hildestad, Harp, and Sandness and age 62 for Mr. Schneider. These are the earliest ages at which the executives could begin receiving unreduced benefits. Retirement on December 31, 2008, was assumed for Mr. Raile, who is currently age 64. The amounts shown for the SISP I and SISP II were determined using a 6.25% discount rate and assume benefits commenced at age 65. The assumptions used to calculate Mr. Harp’s additional retirement benefit are described below.

Pension Plans

Messrs. Hildestad, Raile, Harp, and Sandness participate in the MDU Resources Group, Inc. Pension Plan for Non-Bargaining Unit Employees, which we refer to as our pension plan. Mr. Schneider participates in the Knife River Corporation Salaried Employees’ Pension Plan, which we refer to as the KR pension plan. Pension benefits under our pension plan are based on the participant’s average annual salary over the 60 consecutive month period in which the participant received the highest annual salary during the participant’s final 10 years of service. For this purpose, only a participant’s salary is considered; bonuses and other forms of compensation are not included. Benefits are determined by multiplying (1) the participant’s years of credited service by (2) the sum of (a) the average annual salary up to the social security integration level times 1.1% and (b) the average annual salary over the social security integration level times 1.45%. The KR pension plan uses the same formula except that 1.2% and 1.6% are used instead of 1.1% and 1.45%. The maximum years of service recognized when determining benefits under the pension plans is 35. Pension plan benefits are not reduced for social security benefits.

To receive unreduced retirement benefits under our pension plan, participants must either remain employed until age 60 or elect to defer commencement of benefits until age 60. Under the KR pension plan, participants must remain employed until age 62 or elect to defer commencement of benefits until age 62 to receive unreduced benefits. Mr. Raile is currently eligible for unreduced retirement benefits under our pension plan. Participants whose employment terminates between the ages of 55 and 60, with 5 years of service, in our pension plan and between the ages of 55 and 62, with 5 years of service, in the KR pension plan are eligible for early retirement benefits. Early retirement benefits are determined by reducing the normal retirement benefit by 0.25% per month for each month before age 60 in our pension plan and age 62 in the KR pension plan. If a participant’s employment terminates before age 55, the same reduction applies for each month the termination occurs before age 62, with the reduction capped at 21%. Messrs. Hildestad and Schneider are currently eligible for early retirement benefits.

Benefits for single participants under the pension plans are paid as straight life amounts and benefits for married participants are paid as actuarially reduced pensions with a survivor benefit for spouses, unless participants choose otherwise. Participants who terminate employment before age 55 may elect to receive their benefits in a lump sum. Mr. Sandness is currently eligible for a lump sum.

The Internal Revenue Code places limitations on benefit amounts that may be paid under the pension plans and on the amount of compensation that may be recognized when determining benefits. In 2008, the maximum annual benefit payable under the pension plans was $185,000 and the maximum amount of compensation that could be recognized when determining benefits was $230,000.

Supplemental Income Security Plan

We also offer key managers and executives, including all of our named executive officers, benefits under our non-qualified retirement plan, which we refer to as the Supplemental Income Security Plan or SISP. Benefits under the SISP consist of

•	a supplemental retirement benefit intended to supplement the retirement income provided under our qualified pension plans - we refer to this benefit as the regular SISP benefit
•	an excess retirement benefit relating to Internal Revenue Code limitations on retirement benefits provided under our qualified pension plans - we refer to this benefit as the excess SISP benefit and
•	death benefits – we refer to these benefits as the SISP death benefit.

SISP benefits are forfeited if the participant’s employment is terminated for cause.

Regular SISP Benefits and Death Benefits

Regular SISP benefits and death benefits are determined by reference to a schedule. Our compensation committee, after receiving recommendations from our chief executive officer, determines the level at which participants are placed in the schedule. A participant’s placement is generally, but not always, determined by reference to the participant’s annual base salary.

Participants can elect to receive (1) the regular SISP benefit only, (2) the SISP death benefit only, or (3) a combination of both. Regardless of the participant’s election, if the participant dies before the regular SISP benefit would commence, only the SISP death benefit is provided. If the participant elects to receive both a regular SISP benefit and a SISP death benefit, each of the benefits is reduced proportionately.

The regular SISP benefits reflected in the table above are based on the assumption that the participant elects to receive only the regular SISP benefit. The present values of the SISP death benefits that would be provided if the named executive officers were to die prior to the commencement of regular SISP benefits are reflected in the table that appears in the section entitled “Potential Payments upon Termination or Change of Control.”

We amended the SISP in 2005 to address changes in applicable tax laws resulting from the enactment of section 409A of the Internal Revenue Code. As amended, regular SISP benefits that were vested as of December 31, 2004 and were thereby grandfathered under section 409A remain subject to SISP provisions then in effect. We refer to these benefits as SISP I benefits. Regular SISP benefits that are subject to section 409A, which we refer to as SISP II benefits, are governed by amended provisions intended to comply with section 409A. Participants generally have more discretion with respect to the distributions of their SISP I benefits.

The time and manner in which the regular SISP benefits are paid depend on a variety of factors, including the time and form of benefit elected by the participant and whether the benefits are SISP I or SISP II benefits. Unless the participant elects otherwise, the SISP I benefits are paid over 180 months, with benefits commencing when the participant attains age 65 or, if later, when the participant retires. Distribution of SISP II benefits generally is deferred for six months and the benefits are paid over 173 months. If the participant dies after the regular SISP benefits have begun but before receipt of all of the regular SISP benefits, the remaining payments are made to the participant’s designated beneficiary.

Rather than receiving their regular SISP benefits in equal monthly installments over 15 years commencing at age 65, participants can elect a different form and time of commencement of their SISP I benefits. Participants can elect to defer commencement of the regular SISP benefits. If this is elected, the participant retains the right to receive a monthly SISP death benefit if death occurs prior to the commencement of the regular SISP benefit. Alternatively, participants can elect to receive both a regular SISP benefit and a SISP death benefit. A similar, one-time election may be made with respect to SISP II benefits, provided the election is made sufficiently in advance of the date SISP retirement benefits start.

Participants also can elect to receive their SISP I benefits in one of three actuarially equivalent forms – a life annuity, 100% joint and survivor annuity, or a joint and two-thirds joint and survivor annuity, provided that the cost of providing these actuarial equivalent forms of benefits does not exceed the cost of providing the normal form of benefit. Neither the election to receive an actuarial equivalent benefit nor the administrator’s right to pay the regular SISP benefit in the form of an actuarially equivalent lump sum are available with respect to SISP II benefits.

To promote retention, the regular SISP benefits are subject to the following ten-year vesting schedule:

•	0% vesting for less than 3 years of participation
•	20% vesting for 3 years of participation
•	40% vesting for 4 years of participation and
•	an additional 10% vesting for each additional year of participation up to 100% vesting for 10 years of participation.

SISP death benefits become fully vested if the participant dies while actively employed. Otherwise, the SISP death benefits are subject to the same vesting schedule as the regular SISP benefits.

Excess SISP Benefits

Excess SISP benefits are equal to the difference between (1) the monthly retirement benefits that would have been payable to the participant under our qualified pension plan absent the limitations under the Internal Revenue Code and (2) the actual benefits payable to the participant under the qualified pension plan. Participants are only eligible for the excess SISP benefits if (1) the participant is fully vested under the qualified pension plan, (2) the participant’s employment terminates prior to age 65, and (3) benefits under the qualified pension plan are reduced due to limitations under the Internal Revenue Code on plan compensation. With the exception of Mr. Harp, each of the named executive officers would be entitled to the excess SISP benefits if they were to terminate employment prior to age 65. Mr. Harp must remain employed until age 60 to become entitled to his excess SISP benefit.

Benefits generally commence six months after the participant’s employment terminates and continue up to age 65 or until the death of the participant, if prior to age 65. If a participant who dies prior to age 65 elected a joint and survivor benefit, the survivor’s excess SISP benefits are paid until the date the participant would have attained age 65.

Mr. Harp’s Additional Retirement Benefit

To encourage Mr. Harp to remain with the company, on November 16, 2006, upon recommendation of our chief executive officer and the compensation committee, our board of directors approved an additional retirement benefit for Mr. Harp. The benefit provides for Mr. Harp to receive payments that represent the equivalent of an additional three years of service under the pension plan, excess SISP, and the SISP if he did not resign or retire before January 2, 2008, and if he had acceptable successors in place prior to his departure. The additional three years of service recognize Mr. Harp’s previous employment with a subsidiary of the company. To calculate payments Mr. Harp could receive due to his additional retirement benefit, we applied the additional years of service to each of the retirement arrangements and assumed he remained employed until age 60, for purposes of calculating the additional benefit under the pension plan and excess SISP, and age 65, for purposes of calculating the additional benefit under the SISP II. Because Mr. Harp would be fully vested in the SISP II benefit if he retired at age 65, the additional years of service provided by the agreement would not increase his SISP II benefit. Consequently, the amount shown in the table does not include any additional benefit attributable to the SISP II. If Mr. Harp were to retire before achieving 10 years of service and becoming fully vested in his SISP II benefit, the additional years of service provided by the additional retirement benefit would increase his vesting percentage under the SISP II and therefore would result in an additional payment. For a description of the payments that could be provided under the additional retirement benefit if Mr. Harp’s employment were to be terminated on December 31, 2008, refer to the table and related notes in “Potential Payment upon Termination or Change of Control” below.

The SISP also provides that if a participant becomes totally disabled, the participant will continue to receive credit for up to two additional years under the SISP as long as the participant is totally disabled during such time. Since the named executive officers other than Mr. Harp are fully vested in their SISP benefits, this would not result in any incremental benefit for the named executive officers other than Mr. Harp. The present value of these two additional years of service for Mr. Harp is reflected in the table that appears in the section entitled “Potential Payments upon Termination or Change of Control.”

Nonqualified Deferred Compensation for 2008

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Earnings in Aggregate Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Terry D. Hildestad	—	—	54,643	—	783,618
Vernon A. Raile	—	—	99,027	—	1,416,234
John G. Harp	—	—	—	—	—
William E. Schneider	—	—	87,572	—	1,255,849(1)
Paul K. Sandness	—	—	—	—	—
(1)	Includes $392,000, which was reported in the Summary Compensation Table for 2006 in column (g).

Participants in the executive incentive compensation plans may elect to defer up to 100% of their annual incentive awards. Deferred amounts accrue interest at a rate determined annually by the compensation committee. The interest rate in effect for 2008, commencing January 1, 2008, was 7.25% or the prime rate as of December 31, 2007. The deferred amount will be paid in accordance with the participant’s election, following termination of employment or beginning in the fifth year following the year the award was granted. The amounts will be paid in accordance with the participant’s election in a lump sum or in monthly installments not to exceed 120 months. In the event of a change of control, all amounts become immediately payable.

A change of control is defined as

•	an acquisition during a 12-month period of 30% or more of the total voting power of our stock
•	an acquisition of our stock that, together with stock already held by the acquirer, constitutes more than 50% of the total fair market value or total voting power of our stock
•	replacement of a majority of the members of our board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors or
•	acquisition of our assets having a gross fair market value at least equal to 40% of the total gross fair market value of all of our assets.

Potential Payments upon Termination or Change of Control

The following tables—Potential Payments upon Termination or Change of Control—show the payments and benefits our named executive officers would receive in connection with a variety of employment termination scenarios and upon a change of control. The information assumes the terminations and the change of control occurred on December 31, 2008. All of the payments and benefits described below would be provided by the company or its subsidiaries.

The tables exclude base salary, 2008 annual incentives, stock awards the named executive officers earned due to employment through December 31, 2008, and compensation and benefits provided under plans or arrangements that do not discriminate in favor of the named executive officers and that are generally available to all salaried employees, such as benefits under our qualified defined benefit pension plan, accrued vacation pay, continuation of health care benefits, and life insurance benefits. The tables also do not include the named executive officers’ benefits under our nonqualified deferred compensation plans that are reported in the Nonqualified Deferred Compensation for 2008 table. See the Pension Benefits for 2008 table and the Nonqualified Deferred Compensation for 2008 table, and accompanying narratives, for a description of the named executive officers’ accumulated benefits under our qualified defined benefit pension plans and our nonqualified deferred compensation plans.

We provide disability benefits to all of our salaried employees equal to 60% of their base salary, subject to a cap on the amount of base salary taken into account when calculating benefits. For officers, the limit on base salary is $200,000. For other salaried employees, the limit is $100,000. For all salaried employees, disability payments continue until age 65 if disability occurs at or before age 60 and for 5 years if disability occurs between the ages of 60 and 65. Disability benefits are reduced for amounts paid as retirement benefits. The amounts in the tables reflect the present value of the disability benefits attributable to the additional $100,000 of base salary recognized for executives under our disability program, subject to the 60% limitation, after reduction for amounts that would be paid as retirement benefits. The present value of the disability benefits was determined using a discount rate of 6.25%. As the tables reflect, with the exception of Mr. Harp, the reduction for amounts paid as retirement benefits would eliminate disability benefits assuming a termination of employment on December 31, 2008.

Upon a change of control, share based awards granted under our Long-Term Performance-Based Incentive Plan vest and non-share based awards are paid in cash. All of the named executive officers’ outstanding unvested stock options and all shares of restricted stock would vest in full upon a change of control. All performance share awards would vest at their target levels. For this purpose, the term change of control is defined as:

•	the public announcement that another entity will acquire 20% or more of our voting stock
•	commencement of a tender or exchange offer the consummation of which would result in the acquisition of 30% or more of our voting stock
•	the announcement of a transaction that would constitute a change in control under Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934, as amended
•	a proposed change in a majority of our board of directors during any two consecutive years, unless the election or nomination of each new director was approved by a vote of at least two-thirds of the directors then still in office who were members of the board at the beginning of the period or
•	any other event deemed by a majority of the compensation committee of our board to constitute a change of control.

Shares of restricted stock and associated dividends are forfeited upon termination of employment. Performance shares are forfeited if termination of employment occurs during the first year of the performance period. If a termination of employment occurs for a reason other than cause during the second year of the performance period, the executive receives a prorated portion of any performance shares earned based on the number of months employed during the performance period. If a termination of employment occurs for a reason other than cause during the third year of the performance period, the executive receives the full amount of any performance shares earned. Accordingly, if a December 31, 2008 termination is assumed, the 2008-2010 performance share awards would be forfeited, the 2007-2009 performance share awards would be reduced by one-third, and the 2006-2008 performance share awards would be earned. The number of performance shares earned depends on actual performance through the full performance period. As actual performance for the 2006-2008 performance share awards has been determined, the amounts for these awards in the event of a non-change of control termination were reflected based on actual performance which resulted in vesting of 82% of the original award. In the event of a change of control, these awards would be valued based on the vesting of the target award. To illustrate the potential vesting that could occur under the 2007-2009 performance share awards, we assumed target performance would be achieved. Although vesting would only occur after completion of the performance period, the amounts shown in the tables were not reduced to reflect the present value of the performance shares that could vest. Dividend equivalents attributable to earned performance shares would also be paid. Dividend equivalents accrued through December 31, 2008 are included in the amounts shown.

The value of the vesting of shares of restricted stock and performance shares shown in the tables was determined by multiplying the number of shares of restricted stock or performance shares that would vest upon termination or a change of control by the closing price of our stock on December 31, 2008.

We also have change of control employment agreements with our named executive officers and other executives, which provide certain protections to the executives in the event there is a change of control of the company.

For these purposes, we define “change of control” as:

•	the acquisition by an individual, entity, or group of 20% or more of our voting securities
•	a turnover in a majority of our board of directors without the approval of a majority of the members of the board who were members of the board as of the agreement date or whose election was approved by such board members
•	consummation of a merger or consolidation, unless our stockholders immediately prior to the merger beneficially own more than 60% of the outstanding shares and voting power of the resulting corporation after the merger or
•	stockholder approval of our liquidation or dissolution.

If a change of control occurs, the agreements provide for a three-year employment period from the date of the change of control, during which the named executive officer is entitled to receive:

•	a base salary of not less than twelve times the highest monthly salary paid within the preceding twelve months
•	annual incentive opportunity of not less than the highest annual incentive paid in any of the three years before the change of control
•	participation in our incentive, savings, retirement, and welfare benefit plans
•	reasonable vehicle allowance, home office allowance, and subsidized annual physical examinations and
•	office and support staff, vacation, and expense reimbursement consistent with such benefits as they were provided before the change of control.

Assuming a change of control occurred on December 31, 2008, the guaranteed minimum level of base salary provided over the three-year employment period would not result in an increase in any of the named executive officers’ base salaries. The minimum annual incentive amounts Messrs. Hildestad, Raile, Harp, Schneider, and Sandness would be entitled to over the three-year employment period would be $1,250,000, $350,700, $1,000,000, $392,000, and $309,000, respectively. The agreements also provide that severance payments and benefits will be provided:

•	if we terminate the named executive officer’s employment during the employment period, other than for cause or disability, or
•	the named executive officer resigns for good reason.

“Cause” means the named executive officer’s willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or gross misconduct materially injurious to the company. “Good reason” includes:

•	a material diminution of the named executive officer’s authority, duties, or responsibilities
•	a material change in the named executive officer’s work location and
•	our material breach of the agreement.

In such event, the named executive officer would receive:

•	accrued but unpaid base salary and accrued but unused vacation
•	a lump sum payment equal to three times his (a) annual salary using the higher of the then current annual salary or twelve times the highest monthly salary paid within the twelve months before the change of control and (b) annual incentive using the highest annual incentive paid in any of the three years before the change of control or, if higher, the annual incentive for the most recently completed fiscal year
•	a pro-rated annual incentive for the year of termination
•	an amount equal to the actuarial equivalent of the additional benefit the named executive officer would receive under the SISP and any other supplemental or excess retirement plan if employment continued for an additional three years
•	outplacement benefits and
•	a payment equal to any federal excise tax on excess parachute payments if the total parachute payments exceed 110% of the safe harbor amount for that tax. If this 110% threshold is not exceeded, the named executive officer’s payments and benefits would be reduced to avoid the tax. The named executive officers are not reimbursed for any taxes imposed on this tax reimbursement payment.

This description of severance payments and benefits reflects the terms of the agreements as in effect on December 31, 2008.

The compensation committee may also consider providing severance benefits on a case-by-case basis for employment terminations not related to a change of control. The compensation committee adopted a checklist of factors in February 2005 to consider when determining whether any such severance benefits should be paid. The tables do not reflect any such severance benefits, as these benefits are made in the discretion of the committee on a case by case basis and it is not possible to estimate the severance benefits, if any, that would be paid.

Terry D. Hildestad

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination ($)	Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Not for Cause or Good Reason Termination Following Change of Control) ($)	Change of Control (without termination) ($)

Compensation:
Base Salary						2,100,000
Short-term Incentive(1)						5,000,000
2006-2008 Performance Shares	455,590	455,590		455,590	455,590	555,600	555,600
2007-2009 Performance Shares	501,667	501,667		501,667	501,667	752,489	752,489
2008-2010 Performance Shares						867,038	867,038
Restricted Stock						80,105	80,105
Benefits and Perquisites:
Regular SISP(2)	3,518,199	3,518,199			3,518,199	3,518,199
Excess SISP(3)	776,483	776,483			776,483	776,483
SISP Death Benefits(4)				10,014,300
Disability Benefits
Outplacement Services						50,000
280G Tax(5)						1,610,378
Total	5,251,939	5,251,939		10,971,557	5,251,939	15,310,292	2,255,232
(1)	Includes the prorated annual incentive for the year of termination, which is the full annual incentive since we assume termination occurred on December 31, 2008, and the additional severance payment of three times the annual incentive. For each of these, we used the higher of (1) the annual incentive earned in 2008 or (2) the highest annual incentive paid in 2006, 2007, and 2008.
(2)	Represents the present value of Mr. Hildestad’s vested regular SISP benefit as of December 31, 2008, which was $42,710 per month for 15 years, commencing at age 65. Present value was determined using a 6.25% discount rate. The terms of the regular SISP benefit are described following the Pension Benefits for 2008 table. The three additional years of vesting credit assumed for purposes of calculating the additional SISP benefit under Mr. Hildestad’s change of control agreement would not increase the actuarial present value of his SISP amount.
(3)	Represents the present value of all excess SISP benefits Mr. Hildestad would be entitled to upon termination of employment under the SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2008 table. The three additional years of employment assumed for purposes of calculating the additional retirement plan payment under Mr. Hildestad’s change of control agreement would not increase the actuarial present value of his excess SISP benefits.
(4)	Represents the present value of 180 monthly payments of $85,420 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.25% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2008 table.
(5)	Determined applying the Internal Revenue Code section 4999 excise tax of 20% only if 110% threshold is exceeded.

Vernon A. Raile

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination ($)	Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Not for Cause or Good Reason Termination Following Change of Control) ($)	Change of Control (without termination) ($)

Compensation:
Base Salary						1,200,000
Short-term Incentive(1)						1,402,800
2006-2008 Performance Shares	237,101	237,101		237,101	237,101	289,141	289,141
2007-2009 Performance Shares	190,470	190,470		190,470	190,470	285,705	285,705
2008-2010 Performance Shares						297,256	297,256
Restricted Stock						24,040	24,040
Benefits and Perquisites:
Regular SISP(2)	2,177,843	2,177,843			2,177,843	2,177,843
Excess SISP(3)	32,730	32,730			32,730	32,730
SISP Death Benefits(4)				4,578,066
Disability Benefits
Outplacement Services						50,000
280G Tax(5)						609,787
Total	2,638,144	2,638,144		5,005,637	2,638,144	6,369,302	896,142
(1)	Includes the prorated annual incentive for the year of termination, which is the full annual incentive since we assume termination occurred on December 31, 2008, and the additional severance payment of three times the annual incentive. For each of these, we used the higher of (1) the annual incentive earned in 2008 or (2) the highest annual incentive paid in 2006, 2007, and 2008.
(2)	Represents the present value of Mr. Raile’s vested regular SISP benefit as of December 31, 2008, which was $19,525 per month for 15 years, commencing at age 65. Present value was determined using a 6.25% discount rate. The terms of the regular SISP benefit are described following the Pension Benefits for 2008 table. The three additional years of vesting credit assumed for purposes of calculating the additional SISP benefit under Mr. Raile’s change of control agreement would not increase the actuarial present value of his SISP amount.
(3)	Represents the present value of all excess SISP benefits Mr. Raile would be entitled to upon termination of employment under the SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2008 table. The three additional years of employment assumed for purposes of calculating the additional retirement plan payment under Mr. Raile’s change of control agreement would not increase the actuarial present value of his excess SISP benefits.
(4)	Represents the present value of 180 monthly payments of $39,050 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.25% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2008 table.
(5)	Determined applying the Internal Revenue Code section 4999 excise tax of 20% only if 110% threshold is exceeded.

John G. Harp

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination ($)	Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Not for Cause or Good Reason Termination Following Change of Control) ($)	Change of Control (without termination) ($)

Compensation:
Base Salary						1,200,000
Short-term Incentive(1)						4,000,000
2006-2008 Performance Shares	192,132	192,132		192,132	192,132	234,309	234,309
2007-2009 Performance Shares	154,336	154,336		154,336	154,336	231,516	231,516
2008-2010 Performance Shares						297,256	297,256
Restricted Stock
Benefits and Perquisites:
Incremental Pension(2)	225,076	225,076			225,076	225,076
Regular SISP					328,390(3)	774,456(4)
Excess SISP
SISP Death Benefits(5)				3,777,344
Disability Benefits						405,708
Outplacement Services						50,000
280G Tax(6)						1,280,693
Total	571,544	571,544		4,123,812	899,934	8,699,014	763,081
(1)	Includes the prorated annual incentive for the year of termination, which is the full annual incentive since we assume termination occurred on December 31, 2008, and the additional severance payment of three times the annual incentive. For each of these, we used the higher of (1) the annual incentive earned in 2008 or (2) the highest annual incentive paid in 2006, 2007, and 2008.
(2)	Represents the equivalent of three additional years of service that would be provided under the Harp additional retirement benefit described following the Pension Benefits for 2008 table.
(3)	Represents the present value of the additional SISP retirement benefit due to an additional two years vesting under our SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2008 table. Present value was determined using a 6.25% discount rate.
(4)	Represents the payment that would be made under Mr. Harp’s change of control agreement based on the increase in the actuarial present value of his regular SISP benefit that would result if he continued employment for an additional three years. Also includes the additional benefit attributable to three additional years of service that would be provided under the retirement benefit agreement described following the Pension Benefits for 2008 table.
(5)	Represents the present value of 180 monthly payments of $32,220 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.25% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2008 table.
(6)	Determined applying the Internal Revenue Code section 4999 excise tax of 20% only if 110% threshold is exceeded.

William E. Schneider

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination ($)	Not for Cause Termination (4)	For Cause Termination ($)	Death ($)	Disability ($)	Not for Cause or Good Reason Termination Following Change of Control) ($)	Change of Control (without termination) ($)

Compensation:
Base Salary						1,342,200
Short-term Incentive(1)						1,568,000
2006-2008 Performance Shares	291,583	291,583		291,583	291,583	355,581	355,581
2007-2009 Performance Shares	229,196	229,196		229,196	229,196	343,806	343,806
2008-2010 Performance Shares						332,500	332,500
Restricted Stock						64,093	64,093
Benefits and Perquisites:
Regular SISP(2)	1,815,682	1,815,682			1,815,682	1,815,682
Excess SISP(3)	127,419	127,419			127,419	127,419
SISP Death Benefits(4)				4,578,066
Disability Benefits
Outplacement Services						50,000
280G Tax(5)						645,061
Total	2,463,880	2,463,880		5,098,845	2,463,880	6,644,342	1,095,980
(1)	Includes the prorated annual incentive for the year of termination, which is the full annual incentive since we assume termination occurred on December 31, 2008, and the additional severance payment of three times the annual incentive. For each of these, we used the higher of (1) the annual incentive earned in 2008 or (2) the highest annual incentive paid in 2006, 2007, and 2008.
(2)	Represents the present value of Mr. Schneider’s vested regular SISP benefit as of December 31, 2008, which was $19,525 per month for 15 years, commencing at age 65. Present value was determined using a 6.25% discount rate. The terms of the regular SISP benefit are described following the Pension Benefits for 2008 table. The three additional years of vesting credit assumed for purposes of calculating the additional SISP benefit under Mr. Schneider’s change of control agreement would not increase the actuarial present value of his SISP amount.
(3)	Represents the present value of all excess SISP benefits Mr. Schneider would be entitled to upon termination of employment under the SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2008 table. The three additional years of employment assumed for purposes of calculating the additional retirement plan payment under Mr. Schneider’s change of control agreement would not increase the actuarial present value of his excess SISP benefits.
(4)	Represents the present value of 180 monthly payments of $39,050 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.25% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2008 table.
(5)	Determined applying the Internal Revenue Code section 4999 excise tax of 20% only if 110% threshold is exceeded.

Paul K. Sandness

Executive Benefits and Payments Upon Termination or Change of Control	Voluntary Termination ($)	Not for Cause Termination ($)	For Cause Termination ($)	Death ($)	Disability ($)	Not for Cause or Good Reason Termination Following Change of Control) ($)	Change of Control (without termination) ($)

Compensation:
Base Salary						964,200
Short-term Incentive(1)						1,236,000
2006-2008 Performance Shares	185,944	185,944		185,944	185,944	226,772	226,772
2007-2009 Performance Shares	139,851	139,851		139,851	139,851	209,777	209,777
2008-2010 Performance Shares						199,043	199,043
Restricted Stock
Benefits and Perquisites:
Regular SISP(2)	785,005	785,005			785,005	785,005
Excess SISP(3)	147,969	147,969			147,969	162,224
SISP Death Benefits(4)				2,847,663
Disability Benefits
Outplacement Services						50,000
280G Tax(5)						537,557
Total	1,258,769	1,258,769		3,173,458	1,258,769	4,370,578	635,592
(1)	Includes the prorated annual incentive for the year of termination, which is the full annual incentive since we assume termination occurred on December 31, 2008, and the additional severance payment of three times the annual incentive. For each of these, we used the higher of (1) the annual incentive earned in 2008 or (2) the highest annual incentive paid in 2006, 2007, and 2008.
(2)	Represents the present value of Mr. Sandness’ vested regular SISP benefit as of December 31, 2008, which was $12,145 per month for 15 years, commencing at age 65. Present value was determined using a 6.25% discount rate. The terms of the regular SISP benefit are described following the Pension Benefits for 2008 table. The three additional years of vesting credit assumed for purposes of calculating the additional SISP benefit under Mr. Sandness’ change of control agreement would not increase the actuarial present value of his SISP amount.
(3)	Represents the present value of all excess SISP benefits Mr. Sandness would be entitled to upon termination of employment under the SISP. The terms of the excess SISP benefit are described following the Pension Benefits for 2008 table.
(4)	Represents the present value of 180 monthly payments of $24,290 per month, which would be paid as a SISP death benefit under the SISP. Present value was determined using a 6.25% discount rate. The terms of the SISP death benefit are described following the Pension Benefits for 2008 table.
(5)	Determined applying the Internal Revenue Code section 4999 excise tax of 20% only if 110% threshold is exceeded.

Director Compensation for 2008

Name (a)	Fees Earned or Paid in Cash $ (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g) (2)	Total ($) (h)

Thomas Everist	54,500	115,518	—(3)	—	—	276	170,294
Karen B. Fagg	54,000	115,518	—	—	—	276	169,794
A. Bart Holaday(4)	9,500	—	—	—	—	46	9,546
Dennis W. Johnson	64,000(5)	115,518	—	—	—	276	179,794
Thomas C. Knudson(4)	9,500	—	—	—	—	46	9,546
Richard H. Lewis	57,000	115,518	—	—	—	276	172,794
Patricia L. Moss	49,500(6)	115,518	—	—	—	276	165,294
John L. Olson	62,000	115,518	—(7)	—	—	276	177,794
Harry J. Pearce	80,007	165,511(8)	—(9)	—	—	276	245,794
Sister Thomas Welder	48,000	115,518	—	—	—	276	163,794
John K. Wilson	54,000(10)	115,518	—	—	—	276	169,794
(1)	Valued based on $28.523, the purchase price of the stock on the date of grant, April 28, 2008, which is the grant date fair value, except for Mr. Pearce. See footnote 8 for Mr. Pearce.
(2)	Group life insurance premiums.
(3)	Mr. Everist had 23,624 stock options outstanding as of December 31, 2008.
(4)	Appointed to the board effective November 1, 2008.
(5)	Includes $63,979 that Mr. Johnson received in our common stock in lieu of cash.
(6)	Includes $49,489 that Ms. Moss received in our common stock in lieu of cash.
(7)	Mr. Olson had 18,562 stock options outstanding as of December 31, 2008.
(8)	Includes (a) $115,518 for the April 28, 2008 stock grant based on $28.523, the purchase price of the stock, and (b) $49,993 of stock paid on December 10, 2008 based on a purchase price of $20.97, as part of Mr. Pearce’s retainer as chairman of the board.
(9)	Mr. Pearce had 13,500 stock options outstanding as of December 31, 2008.
(10)	Includes $29,987 that Mr. Wilson received in our common stock in lieu of cash.

The fees and other compensation shown in the table are for services on our board of directors and on committees of our board of directors.

Annual Non-Employee Director Retainers:
Non-Executive Chairman	$130,000(1)(2)
Lead Director, if any	63,000
Audit Committee Chairman	40,000
Compensation Committee Chairman	35,000
Nominating and Governance Committee Chairman	35,000
Other Non-Employee Directors	30,000
Fee per Meeting Attended:
Board Meeting	$ 1,500
Committee Meeting	1,500
Annual Stock Grant:	4,050 shares
(1)	$50,000 of this amount is paid in company common stock.
(2)	The Non-Executive Chairman does not receive board or committee meeting fees.

In addition to liability insurance, we maintain group life insurance in the amount of $100,000 on each non-employee director for the benefit of each director’s beneficiaries during the time each director serves on the board. The annual cost per director is $276.

Directors may defer all or any portion of the annual cash retainer, meeting fees, and any other cash compensation paid for service as a director pursuant to the Deferred Compensation Plan for Directors. Deferred amounts are held as phantom stock with dividend accruals and are paid out in cash over a five-year period after the director leaves the board.

Directors are reimbursed for all reasonable travel expenses including spousal expenses in connection with attendance at meetings of the board and its committees. All amounts together with any other perquisites were below the disclosure threshold for 2008.

Our post-retirement income plan for directors was terminated in May 2001 for current and future directors. The net present value of each director’s benefit was calculated and converted into phantom stock. Payment is deferred pursuant to the Deferred Compensation Plan for Directors and will be made in cash over a five-year period after the director’s retirement from the board.

The board adopted stock ownership guidelines for directors in November 2005. Each director is expected to own our common stock equal in value to five times the director’s annual cash retainer. A director, with good cause and with the knowledge of the board, may donate or assign all of the director’s company common stock to a charitable, religious, or non-profit organization in lieu of ownership. Shares acquired through purchases on the open market and participation in our director stock plans will be considered in ownership calculations as will ownership of our common stock by a spouse. A director is allowed five years commencing January 1 of the year following the year of that director’s initial election to the board to meet the guideline requirements. The level of common stock ownership is monitored with an annual report made to the compensation committee of the board at the February meeting. For stock ownership, please see “Security Ownership.”

In our Director Compensation Policy, we prohibit our directors from hedging their ownership of company common stock. Directors may not enter into transactions that allow the director to benefit from devaluation of our stock or otherwise own stock technically but without the full benefits and risks of such ownership.

INFORMATION CONCERNING EXECUTIVE OFFICERS

At each annual meeting of the board, our board of directors elects our executive officers, who serve until the next annual meeting of the board or until their successors are chosen and qualify. A majority of our board of directors may remove any executive officer at any time. Information concerning our executive officers, including their ages, present corporate positions, and business experience, is as follows:

Name	Age	Present Corporate Position and Business Experience

Terry D. Hildestad	59	President and Chief Executive Officer. For information about Mr. Hildestad, see “Election of Directors.”

Steven L. Bietz	50	Mr. Bietz was elected President and Chief Executive Officer of WBI Holdings, Inc. effective March 4, 2006; President effective January 2, 2006; Executive Vice President and Chief Operating Officer effective September 1, 2002; Vice President-Administration and Chief Accounting Officer effective November 3, 1999; Vice President-Administration effective February 1997; and Controller effective January 1994.

William R. Connors	47	Mr. Connors was elected Vice President – Renewable Resources of MDU Resources Group, Inc., effective September 1, 2008. Prior to that, he was Vice President-Business Development of Cascade Natural Gas Corporation effective November 2007; Vice President-Origination, Contracts & Regulatory of Centennial Energy Resources, LLC, effective January 2007; Vice President-Origination, Contracts & Regulatory of Centennial Power, Inc., effective July 2005; and, was first employed as Vice President-Contracts & Regulatory of Centennial Power, Inc., effective July 2004. Prior to that Mr. Connors was of counsel to Miller Nash, LLP, a law firm in Seattle, Washington.

Mark A. Del Vecchio	49	Mr. Del Vecchio was elected Vice President – Human Resources on October 1, 2007. From November 3, 2003 to October 1, 2007, Mr. Del Vecchio was Director of Executive Programs and Compensation. From April 1996 to October 31, 2003, Mr. Del Vecchio was Vice President and member of The Carter Group, LLC, an executive search and management consulting company.

Name	Age	Present Corporate Position and Business Experience

David L. Goodin	47	Mr. Goodin was elected President and Chief Executive Officer of Montana-Dakota Utilities Co., Great Plains Natural Gas Co., and Cascade Natural Gas Corporation effective June 6, 2008, and President and Chief Executive Officer of Intermountain Gas Company effective October 1, 2008. Prior to that, he was President of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. effective March 1, 2008; President of Cascade Natural Gas Corporation effective July 2, 2007; Executive Vice President-Operations and Acquisitions of Montana-Dakota Utilities Co. effective January 2007; Vice President-Operations effective January 2000; Electric Systems Manager effective April 1999; Electric Systems Supervisor effective August 1993; Division Electric Superintendent effective February 1989; and Division Electrical Engineer effective May 1983.

John G. Harp	56	Mr. Harp was elected President and Chief Executive Officer of Utility Services Inc., which is now MDU Construction Services Group, Inc., effective September 29, 2004. From May 2004 to September 29, 2004, Mr. Harp was Vice President of Ledcor Technical Services Inc., a provider of fiber optic cable maintenance services. From April 2001 to May 2004, he was President of JODE CORP., a broadband maintenance company. Mr. Harp sold JODE CORP. to Ledcor Construction in May 2004. Prior to that, he was President of Harp Line Constructors and Harp Engineering, Inc. from July 1998, when they were bought by Utility Services Inc., to April 2001.

Nicole A. Kivisto	35	Ms. Kivisto was elected Controller effective December 1, 2005. Prior to that she was a Financial Analyst IV in the Corporate Planning Department effective May 2003; a Financial and Investor Relations Analyst in the Investor Relations Department effective May 2000; and a Financial Analyst in the Corporate Accounting Department effective July 1995.

Cynthia J. Norland	54	Ms. Norland was elected Vice President – Administration effective July 16, 2007. Prior to that she was the Assistant Vice President – Administration effective January 17, 2007; Associate General Counsel in the Legal Department effective March 6, 2004; and Senior Attorney in the Legal Department effective June 1, 1995.

Vernon A. Raile	64	Mr. Raile was elected Executive Vice President, Treasurer and Chief Financial Officer effective March 1, 2006; Executive Vice President and Chief Financial Officer effective January 3, 2006; and Senior Vice President, Controller and Chief Accounting Officer effective November 2002. He served as Controller until May 2003. He was Vice President, Controller and Chief Accounting Officer from August 1992 until November 2002.

Name	Age	Present Corporate Position and Business Experience

Paul K. Sandness	54	Mr. Sandness was elected General Counsel and Secretary of the Company, its divisions and major subsidiaries effective April 6, 2004. He also was elected a Director of the Company’s principal subsidiaries and was appointed to the Managing Committees of Montana-Dakota Utilities Co. and Great Plains Natural Gas Co. Prior to that he served as a Senior Attorney effective 1987 and as an Assistant Secretary of several subsidiary companies.

William E. Schneider	60	Mr. Schneider was elected President and Chief Executive Officer of Knife River Corporation effective May 1, 2005; and Senior Vice President-Construction Materials effective from September 15, 1999 to April 30, 2005.

Doran N. Schwartz	39	Mr. Schwartz was elected Vice President and Chief Accounting Officer effective March 1, 2006; and Assistant Vice President-Special Projects effective September 6, 2005. Prior to that, he was Director of Controllership for American Express, a financial services company, from November 2004 to August 2005; Audit Manager for Deloitte & Touche, an audit and professional services company, from June 2002 to November 2004; and Audit Manager/Senior for Arthur Andersen, an audit and professional services company, from December 1997 to June 2002.

John P. Stumpf	49	Mr. Stumpf was elected Vice President – Strategic Planning effective December 1, 2006. Mr. Stumpf was Vice President – Corporate Development for Knife River Corporation from July 1, 2002 to November 30, 2006 and Director of Corporate Development of Knife River Corporation from January 14, 2002 to June 30, 2002. Prior to that, he was Special Projects Manager for Knife River Corporation from May 1, 2000 to January 13, 2002.

SECURITY OWNERSHIP

The table below sets forth the number of shares of our capital stock that each director and each nominee for director, each named executive officer and all directors and executive officers as a group owned beneficially as of December 31, 2008.

Name	Common Shares Beneficially Owned(1)	Common Shares Beneficially Owned Include:		Percent of Class	Deferred Director Fees Held as Phantom Stock(4)

		Shares Individuals Have Rights to Acquire Within 60 Days(2)	Shares Held By Family Members(3)

Thomas Everist	1,866,573(5)	23,624		1.0	25,805
Karen B. Fagg	13,294			*
John G. Harp	101,053(7)			*
Terry D. Hildestad	169,375(7)			*
A. Bart Holaday	10,000			*
Dennis W. Johnson	61,624(6)		4,560	*
Thomas C. Knudson	450			*
Richard H. Lewis	12,150			*	7,050
Patricia L. Moss	35,910			*
John L. Olson	119,248	18,562		*	23,103
Harry J. Pearce	153,459	13,500		*	42,428
Vernon A. Raile	46,837(7)			*
Paul K. Sandness	26,077(7)			*
William E. Schneider	94,346(7)			*
Sister Thomas Welder	51,112(8)			*	19,633
John K. Wilson	61,545			*
All directors and executive officers as a group (24 in number)	2,981,969	82,032	14,505	1.6	118,019
*	Less than one percent of the class.
(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security.
(2)	Indicates shares of our stock that executive officers and directors have the right to acquire within 60 days pursuant to stock options. These shares are included in the “Common Shares Beneficially Owned” column.
(3)	These shares are included in the “Common Shares Beneficially Owned” column.
(4)	These shares are not included in the “Common Shares Beneficially Owned” column. Directors may defer all or a portion of their cash compensation pursuant to the Deferred Compensation Plan for Directors. Deferred amounts are held as phantom stock with dividend accruals and are paid out in cash over a five-year period after the director leaves the board.

(5)	Includes 1,820,000 shares of common stock acquired through the sale of Connolly-Pacific to us.
(6)	Mr. Johnson disclaims all beneficial ownership of the 4,560 shares owned by his wife.
(7)	Includes full shares allocated to the officer’s account in our 401(k) retirement plan.
(8)	The total includes shares held by the Annunciation Monastery, of which community Sister Welder is a member, and by the University of Mary, of which Sister Welder is the president. The monastery owns 38,260 shares. Sister Welder disclaims all beneficial ownership of the shares owned by the monastery and the university.

_______________

The table below sets forth information with respect to any person we know to be the beneficial owner of more than five percent of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	New York Life Trust Company 51 Madison Avenue New York, NY 10010	10,800,821(1)	5.881%

Common Stock	Barclays Global Investors, NA. 400 Howard Street San Francisco, CA 94105	9,791,490(2)	5.33%
(1)	In a Schedule 13G/A, Amendment No. 9, filed on February 13, 2009, New York Life Trust Company indicates that it holds these shares as directed trustee of our 401(k) plan and has sole voting and dispositive power with respect to all shares.
(2)	Based on a Schedule 13G jointly filed on February 5, 2009 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, Barclays Global Investors, NA., reported sole voting power with respect to 4,456,561 shares and sole dispositive power with respect to 5,446,615 shares. Barclays Global Fund Advisors reported sole voting power with respect to 2,171,323 shares and sole dispositive power with respect to 3,208,187 shares. Barclays Global Investors, Ltd, reported sole voting power with respect to 467,954 shares and sole dispositive power with respect to 662,432 shares. Barclays Global Investors Japan Limited reported sole voting power and sole dispositive power with respect to 410,215 shares. Barclays Global Investors Canada Limited reported sole voting power and sole dispositive power with respect to 38,831 shares. Barclays Global Investors Australia Limited reported sole voting power with respect to 25,209 shares and sole dispositive power with respect to 25,210 shares.

RELATED PERSON TRANSACTION DISCLOSURE

The board of directors has adopted a policy for the review of related person transactions. This policy is contained in our corporate governance guidelines, which are posted on our website at www.mdu.com.

The audit committee reviews related person transactions in which we are or will be a participant to determine if they are in the best interests of our stockholders and the company. Financial transactions, arrangements, relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $120,000 are subject to the committee’s review.

Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock, and their immediate family members. Immediate family members are spouses, parents, stepparents, mothers-in-law, fathers-in-law, siblings, brothers-in-law, sisters-in-law, children, stepchildren, daughters-in-law, sons-in-law, and any person, other than a tenant or domestic employee, who shares in the household of a director, director nominee, executive officer, or holder of 5% or more of our voting stock.

After its review, the committee makes a determination or a recommendation to the board and officers of the company with respect to the related person transaction. Upon receipt of the committee’s recommendation, the board of directors or officers, as the case may be, take such action as they deem appropriate in light of their responsibilities under applicable laws and regulations.

The audit committee and the board of directors reviewed two leases between an indirect subsidiary of the company and a Montana partnership, Mojo, owned by John G. Harp, President and Chief Executive Officer of MDU Construction Services Group, Inc., and his brother, Michael D. Harp. The properties described in these two leases are located in Kalispell and Billings, Montana. From 1998 to July 2007, the Kalispell and Billings properties were leased under three-year renewal options, and since July 2007 these properties have been leased on a month-to-month basis subject to the board’s approval of new three-year leases. In November 2007, the audit committee determined that renewing these leases is in the company’s best interests after it reviewed 2004 third party appraisals for the properties and a 2007 appraisal of the Kalispell property and considered the consumer price index and our operating companies’ knowledge of local property markets. The audit committee recommended and the board approved new three-year leases for these properties that provide for our indirect subsidiary to pay a combined monthly rent of $10,100 to Mojo. This represents a combined monthly rental increase of $1,008 over the prior 2004 rates and related leases.

CORPORATE GOVERNANCE

Director Independence

The board of directors has adopted guidelines on director independence that include categorical standards for director independence. The director independence guidelines are now included in our corporate governance guidelines which are available for review on our corporate website at http://www.mdu.com/Documents/Governance/2008_11_CorpGvrnGuide.pdf. The board of directors has determined that Thomas Everist, Karen B. Fagg, A. Bart Holaday, Dennis W. Johnson, Thomas C. Knudson, Richard H. Lewis, Patricia L. Moss, John L. Olson, Harry J. Pearce, Sister Thomas Welder, and John K. Wilson:

•	have no material relationship with us and
•	are independent in accordance with our director independence guidelines, the New York Stock Exchange listing standards, and the Sarbanes-Oxley Act of 2002.

In determining director independence for 2008, the board of directors considered the following transactions or relationships:

•	Mr. Everist’s ownership at that time of approximately 1.8 million shares of our common stock
•	charitable contributions to the City of Dickinson – Mr. Johnson is president of the City of Dickinson board of commissioners; utility line relocation done by our division, Montana-Dakota Utilities Co., at the request of TMI Systems Design Corporation – Mr. Johnson is Chairman and Chief Executive Officer of TMI Systems Design Corporation

•	charitable contributions to Colorado UpLift – Mr. Lewis is a director and member of Colorado UpLift’s executive committee
•	charitable contributions to St. Alexius Medical Center – Sister Welder is a director of St. Alexius; payment of our employees’ tuition and education-related expenses and charitable contributions to the University of Mary – Sister Welder is president of the University of Mary; and charitable contributions to Missouri Slope Areawide United Way – Sister Welder is a director of the Missouri Slope Areawide United Way
•	public utility services provided by our utility division, Montana-Dakota Utilities Co., to various entities with which directors are affiliated, all at rates fixed by the North Dakota Public Service Commission in conformity with law, namely: TMI Systems Design Corporation, of which Mr. Johnson is chairman and chief executive officer; St. Alexius Medical Center, of which Sister Welder is a director; and, the University of Mary, of which Sister Welder is president.

Director Resignation Upon Change of Job Responsibility

Our corporate governance guidelines require a director to tender his or her resignation after a material change in job responsibility. In 2008, three directors submitted resignations. Ms. Fagg submitted her resignation when her corporation, HKM Engineering, Inc., merged with DOWL LCC and her job title and responsibilities changed. Mr. Wilson submitted his resignation in connection with the winding up of the affairs of Durham Resources, LLC, a privately-held financial investment company. Sister Welder submitted her resignation in connection with the announcement that she will be retiring as president of the University of Mary in June 2009. After considering the background, experience on the board, skills and character and contribution to the company by each of these directors and recommendation of the nominating and governance committee, the board determined the resignations should not be accepted.

Code of Conduct

We have a code of conduct and ethics, which we refer to as the Leading With Integrity Guide, which applies to all employees, directors, and officers.

We intend to satisfy our disclosure obligations regarding

•	amendments to, or waivers of, any provision of the code of conduct that applies to our principal executive officer, principal financial officer, and principal accounting officer and that relates to any element of the code of ethics definition in Regulation S-K, Item 406(b) and
•	waivers of the code of conduct for our directors or executive officers, as required by New York Stock Exchange listing standards by posting such information on our website at http://www.mdu.com/Documents/Governance/IntegrityGuide.pdf.

Board Meetings and Committees

During 2008, the board of directors held seven meetings. Each incumbent director attended at least 75 percent of the combined total meetings of the board and the committees on which the director served during 2008. Director attendance at our annual meeting of stockholders is left to the discretion of each director. Three directors attended our 2008 annual meeting of stockholders.

Harry J. Pearce was elected non-employee chairman of the board on August 17, 2006. Mr. Pearce served as lead director from February 15, 2001 to August 17, 2006. He presides at the executive session of the non-employee directors held in connection with each regularly scheduled quarterly board of directors meeting. The non-employee directors also meet in executive session with the chief executive officer at each regularly scheduled quarterly board of directors meeting.

The board has a standing audit committee, compensation committee, and nominating and governance committee. These committees are composed entirely of independent directors under the applicable New York Stock Exchange listing standards.

The audit, compensation, and nominating and governance committees have charters which are available for review on our website at http://www.mdu.com/Governance/Pages/BoardChartersandCommittees.aspx. Our corporate governance guidelines are available at http://www.mdu.com/Documents/Governance/2008_11_CorpGvrnGuide.pdf, and our Leading With Integrity Guide is also on our website at http://www.mdu.com/Documents/Governance/IntegrityGuide.pdf. You may obtain copies of any of these documents, without charge, by writing to the secretary, MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650.

Nominating and Governance Committee

The nominating and governance committee met three times during 2008. The committee members are John L. Olson, chairman, Karen B. Fagg, Richard H. Lewis, and Sister Thomas Welder.

The nominating and governance committee provides recommendations to the board with respect to:

•	board organization, membership, and function
•	committee structure and membership
•	succession planning for our executive management and
•	corporate governance guidelines applicable to us.

The committee identifies individuals qualified to become directors and recommends to the board the nominees for director for the next annual meeting of stockholders. The committee also identifies and recommends to the board individuals qualified to become our principal officers and the nominees for membership on each board committee. The committee oversees the evaluation of the board and management.

In identifying nominees for director, the committee consults with board members, our management, consultants, and other individuals likely to possess an understanding of our business and knowledge concerning suitable director candidates.

Our corporate governance guidelines include our policy on consideration of director candidates recommended to us. We will consider candidates that our stockholders recommend. In November 2008, we amended our policy to include additional information stockholders must provide regarding their recommended candidates. Stockholders may submit director candidate recommendations to the nominating and governance committee chairman in care of the secretary at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650. Please include the following information:

•	the candidate’s name, age, business address, residence address*, and telephone number
•	the candidate’s principal occupation
•	the class and number of shares of our stock owned by the candidate*

*Added in November 2008.

•	a description of the candidate’s qualifications to be a director*
•	whether the candidate would be an independent director* and
•	any other information you believe is relevant with respect to the recommendation.

These guidelines provide information to stockholders who wish to recommend candidates for director for consideration by the nominating and governance committee. Stockholders who wish to actually nominate persons for election to our board at an annual meeting of stockholders must follow the procedures set forth in section 2.08 of our bylaws. You may obtain a copy of the bylaws by writing to the secretary of MDU Resources Group, Inc. at the address above. Our bylaws are also available on our website at http://www.mdu.com/Documents/Governance/MDU%20ResourcesBylaws.pdf. See also the section entitled “2010 Annual Meeting of Stockholders” later in the proxy statement.

There are no differences in the manner by which the committee evaluates director candidates recommended by stockholders and those recommended by other sources.

In evaluating director candidates, the committee considers an individual’s

•	background, character, and experience
•	skills and experience which complement the skills and experience of current board members
•	success in the individual’s chosen field of endeavor
•	skill in the areas of accounting and financial management, banking, general management, human resources, marketing, operations, public affairs, law, and operations abroad
•	background in publicly traded companies
•	geographic area of residence
•	independence, including affiliations or relationships with other groups, organizations or entities and
•	prior and future compliance with applicable law and all applicable corporate governance, code of conduct and ethics, conflict of interest, corporate opportunities, confidentiality, stock ownership and trading policies, and our other policies and guidelines.*

The committee generally will hire an outside firm to perform a background check on potential nominees.

Since our 2008 annual meeting, we have elected two new board members, Messrs. Holaday and Knudson, effective November 1, 2008. Mr. Pearce, a non-employee director and our chairman of the board of directors, recommended both Messrs. Holaday and Knudson to the nominating and governance committee. The committee did not retain a search firm to identify or evaluate any nominees, and no fees were paid.

Audit Committee

The audit committee is a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934.

*Added in November 2008.

The audit committee met seven times during 2008. The audit committee members are Dennis W. Johnson, chairman, A. Bart Holaday, Richard H. Lewis, John L. Olson, and John K. Wilson. Mr. Holaday has been a member since November 1, 2008.

The board of directors has determined that Messrs. Johnson, Lewis, Olson, and Wilson are “audit committee financial experts” as defined by Securities and Exchange Commission regulations and Messrs. Johnson, Holaday, Lewis, Olson, and Wilson are independent under the applicable New York Stock Exchange listing standards.

The audit committee assists the board of directors in fulfilling its oversight responsibilities to the stockholders and serves as a communication link among the board, management, the independent auditors, and the internal auditors. The audit committee:

•	assists the board’s oversight of
•	the integrity of our financial statements and system of internal controls
•	our compliance with legal and regulatory requirements
•	the independent auditors’ qualifications and independence and
•	the performance of our internal audit function and independent auditors and
•	prepares the report that Securities and Exchange Commission rules require we include in our annual proxy statement.

AUDIT COMMITTEE REPORT

In connection with our financial statements for the year ended December 31, 2008, the audit committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed by statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Dennis W. Johnson, Chairman
A. Bart Holaday
Richard H. Lewis
John L. Olson
John K. Wilson

_______________

Compensation Committee

The compensation committee met four times during 2008. The compensation committee members are Thomas Everist, chairman, Karen B. Fagg, Thomas C. Knudson, and Patricia L. Moss. Mr. Knudson has been a member since November 1, 2008.

The compensation committee’s responsibilities, as set forth in its charter, include:

•	review and recommend changes to the board regarding our executive compensation policies for directors and executives
•	evaluate the chief executive officer’s performance and, either as a committee or together with other independent directors as directed by the board, determine his or her compensation
•	recommend to the board the compensation of our other Section 16 officers and directors
•	establish goals, make awards, review performance and determine, or recommend to the board, awards earned under our annual and long-term incentive compensation plans
•	review and discuss with management the compensation discussion and analysis and based upon such review and discussion, determine whether to recommend to the board that the compensation discussion and analysis be included in our proxy statement and/or our Annual Report on Form 10-K and
•	arrange for the preparation of and approve the compensation committee report to be included in our proxy statement and/or Annual Report on Form 10-K.

The compensation committee and the board of directors have sole and direct responsibility for determining compensation for our Section 16 officers and directors. The compensation committee makes recommendations to the board regarding compensation of all Section 16 officers, and the board then approves the recommendations. The compensation committee and the board may not delegate their authority. They may, however, use recommendations from outside consultants, the chief executive officer, and the human resources department. The chief executive officer, the chief financial officer, the vice president – human resources, and general counsel regularly attend compensation committee meetings. The committee meets in executive session as needed.

We discuss our processes and procedures for consideration and determination of compensation of our Section 16 officers in the compensation discussion and analysis. We also discuss in the compensation discussion and analysis the role of our executive officers and compensation consultants in determining or recommending compensation for our Section 16 officers.

The compensation committee has sole authority to retain, discharge, and approve fees and other terms and conditions for retention of compensation consultants to assist in consideration of the compensation of the chief executive officer, the other Section 16 officers, and the board of directors. The compensation committee charter requires the committee’s pre-approval of the engagement of the committee’s compensation consultants by the company for any other purpose.

In addition to the services Towers Perrin provided to the compensation committee, Towers Perrin provided the following services to assist our human resources department in evaluating compensation for our non-Section 16 officers and management:

•	at the request of the compensation committee, a competitive analysis and report, substantially similar to that prepared for the Section 16 officers, for the select executive officers who participate in our Long-Term Performance-Based Incentive Plan and
•	access to salary surveys and an employee benefits database which our human resources department used to evaluate the compensation for non-select executive officers, management, and our general employee population.

The board of directors determines compensation for our non-employee directors based upon recommendations from the compensation committee. The committee reviewed and made recommendations with respect to director compensation at its May 2008 meeting. The committee also retained Towers Perrin to provide a competitive analysis of board of director compensation. At its May 2008 meeting, the committee reviewed the competitive analysis of director compensation prepared by Towers Perrin. The Towers Perrin survey used market data from our performance graph peer group companies gathered from their 2008 proxy statement filings and addressed general trends in director compensation. The committee compared this survey data to our

•	annual cash retainer to non-employee directors and to the non-executive chairman of the board
•	stock awards to all non-employee directors
•	board meeting fees to all non-employee directors
•	committee meeting fees and
•	committee chairperson fees.

After review and discussion of the market data, the compensation committee made recommendations to maintain director compensation at its current level. The board approved the recommendations.

Stockholder Communications

Stockholders and other interested parties who wish to contact the board of directors or an individual director, including our non-employee chairman or non-employee directors as a group, should address a communication in care of the secretary at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650. The secretary will forward all communications.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of our common stock file reports of their trading in our equity securities with the Securities and Exchange Commission. Based solely on a review of Forms 3, 4, and 5 and any amendments to these forms furnished to us during and with respect to 2008 or written representations that no Forms 5 were required, we believe that all such reports were timely filed.

OTHER BUSINESS

Our management knows of no other matters to come before the meeting. However, if any matter requiring a vote of the stockholders should arise, the persons named in the enclosed proxy will vote in accordance with their best judgment.

SHARED ADDRESS STOCKHOLDERS

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate annual report to stockholders and proxy statement in the future, he or she may contact the office of the treasurer at MDU Resources Group, Inc., P.O. Box 5650, Bismarck, ND 58506-5650, Telephone Number: (701) 530-1000. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

2010 ANNUAL MEETING OF STOCKHOLDERS

Director Nominations:    Our bylaws provide that director nominations may be made only by (i) the board at any meeting of stockholders or (ii) at an annual meeting by a stockholder entitled to vote for the election of directors and who has complied with the procedures established by the bylaws. For a nomination to be properly brought before an annual meeting by a stockholder, the stockholder intending to make the nomination must have given timely and proper notice of the nomination in writing to the corporate secretary in accordance with and containing all information and the completed questionnaire provided for in the bylaws. To be timely, such notice must be delivered to or mailed to the corporate secretary and received at our principal executive offices not later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For purposes of our annual meeting of stockholders expected to be held April 27, 2010, any stockholder who wishes to submit a nomination must submit the required notice to the corporate secretary on or before January 28, 2010.

Other Meeting Business:    Our bylaws also provide that no business may be brought before an annual meeting except (i) as specified in the meeting notice given by or at the direction of the board, (ii) as otherwise properly brought before the meeting by or at the direction of the board or (iii) properly brought before the meeting by a stockholder entitled to vote who has complied with the procedures established by the bylaws. For business to be properly brought before an annual meeting by a stockholder (other than nomination of a person for election as a director which is described above) the stockholder must have given timely and proper notice of such business in writing to the corporate secretary, in accordance with, and containing all information provided for in the bylaws and such business must be a proper matter for stockholder action under the General Corporation Law of Delaware. To be timely, such notice must be delivered or mailed to the corporate secretary and received at our principal offices not later than the close of business 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For purposes of our annual meeting expected to be held April 27, 2010, any stockholder who wishes to bring business before the meeting (other than nomination of a person for election as a director which is described above) must submit the required notice to the corporate secretary on or before January 28, 2010.

Discretionary Voting:    Rule 14a-4 of the Securities and Exchange Commission’s proxy rules allows us to use discretionary voting authority to vote on matters coming before an annual stockholders’ meeting if we do not have notice of the matter at least 45 days before the anniversary date on which we first mailed our proxy materials for the prior year’s annual stockholders’ meeting or the date specified by an advance notice provision in our bylaws. Our bylaws contain an advance notice provision that we have described above. For our annual meeting of stockholders expected to be held on April 27, 2010, stockholders must submit such written notice to the corporate secretary on or before January 28, 2010.

Stockholder Proposals:    The requirements we describe above are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement under Rule 14a-8 of the Exchange Act. For purposes of our annual meeting of stockholders expected to be held on April 27, 2010, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must submit such proposal to the corporate secretary on or before November 10, 2009.

Bylaw Copies:    You may obtain a copy of the full text of the bylaw provisions discussed above by writing to the corporate secretary. Our bylaws are also available on our website at: http://www.mdu.com/Documents/Governance/MDU%20ResourcesBylaws.pdf.

We will make available to our stockholders to whom we furnish this proxy statement a copy of our Annual Report on Form 10-K, excluding exhibits, for the year ended December 31, 2008, which is required to be filed with the Securities and Exchange Commission. You may obtain a copy, without charge, upon written or oral request to the Office of the Treasurer of MDU Resources Group, Inc., 1200 West Century Avenue, Mailing Address: P.O. Box 5650, Bismarck, ND 58506-5650, Telephone Number: (701) 530-1000. You may also access our Annual Report on Form 10-K through our website at www.mdu.com.

By order of the Board of Directors,

Paul K. Sandness
Secretary
March 10, 2009

EXHIBIT A

MDU RESOURCES GROUP, INC.
CORPORATE GOVERNANCE GUIDELINES
ON DIRECTOR INDEPENDENCE

A. Policy

The expertise and perspective of independent directors is of great value and benefit to MDU Resources Group, Inc. (“MDU”) and its stockholders. Accordingly, and in keeping with the other high standards of corporate governance which the Board has established, the listing standards of the New York Stock Exchange, and laws and regulations applicable to MDU, the Board has established the following guidelines on director independence and for determining whether its members are independent.

B. General

The Board believes that a substantial majority of its members should satisfy these standards for independence. The Board will review the independence of each non-employee director annually.

No director may be deemed independent unless the Board affirmatively determines, after due deliberation, that the director has no material relationship with MDU either directly or as a partner, shareholder or officer of an organization that has a relationship with MDU. In determining independence, the Board will broadly consider all relevant facts and circumstances, including the commercial, industrial, banking, consulting, legal, accounting, and charitable relationships that a director (or an organization with which the director is affiliated) or his or her immediate family has with MDU. Trivial or de minimis affiliations or connections to MDU will not generally be cause for the Board to determine that the director is not independent. In addition a director is not independent if:

(1)	The director is, or has been within the last three years, an employee, or has an immediate family member who is, or has been within the last three years, an executive officer, of MDU.

(2)	The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $120,000 in direct compensation from MDU, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(3)	(a) The director is a current partner or employee of a firm that is MDU’s internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on MDU’s audit; or (d) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on MDU’s audit within that time.

(4)	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of MDU’s present executive officers at the same time serves or served on that company’s compensation committee.

A-1

(5)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, MDU for property or services in an amount which in any of the last three fiscal years exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues. In applying the foregoing, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year. Contributions to tax exempt organizations are not considered “payments” for purposes of this paragraph 5.

Relationships involving a director’s affiliation with another company that account for lesser amounts than those specified in this paragraph 5 will not be considered to be material relationships that would impair the director’s independence, provided that the related payments for goods or services or in connection with other contractual arrangements (a) are made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties; or (b) involve the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority.

(6)	The director (or an immediate family member of the director) serves as an officer, director or trustee of a not-for-profit organization, and, within the organization’s preceding three fiscal years, MDU’s contributions in any single year to the organization exceed 2 percent of that organization’s consolidated gross revenues, or $1 million, whichever is greater.

(7)	The director is (or is affiliated with an organization that is) a significant advisor, counsel or consultant to MDU.

The ownership of stock of MDU by directors is encouraged and substantial stock ownership (not involving control) will not affect the independence status of a director.

As used in this guideline, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For relationships that are not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors satisfying the independence guidelines.

C. Audit Committee

No director who is a member of the Audit Committee of the Board may accept any consulting, advisory or compensatory fee from MDU, or from any of its subsidiary companies, other than in that director’s capacity as a member of the Board or any of the Board’s several committees.

In addition, no director who is a member of the Audit Committee may be an affiliated person of MDU or any of its subsidiary companies apart from affiliation occasioned by the director’s service as a member of the Board or any of the Board’s several committees. A director would be deemed an affiliated person of MDU if that director directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with MDU.

A-2

00064944

MDU RESOURCES GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 28, 2009

11:00 a.m. Central Daylight Saving Time

909 Airport Road

Bismarck, ND

1200 West Century Avenue Mailing Address: P.O. Box 5650 Bismarck, ND 58506-5650 (701) 530-1000	proxy

This proxy is solicited on behalf of the Board of Directors for the

Annual Meeting of Stockholders on April 28, 2009.

This proxy will also be used to provide voting instructions to New York Life Trust Company, as Trustee of the MDU Resources Group, Inc. 401(k) Retirement Plan, for any shares of Company common stock held in the plan.

The undersigned hereby appoints Harry J. Pearce and Paul K. Sandness and each of them, proxies, with full power of substitution, to vote all Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m., Central Daylight Saving Time, April 28, 2009, at 909 Airport Road, Bismarck, ND, and at any adjournment(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side. Your vote is important! Ensure that your shares are represented at the meeting. Either (1) submit your proxy by touch-tone telephone, (2) submit your proxy by Internet or (3) mark, date, sign and return this proxy card in the envelope provided (no postage is necessary if mailed in the United States). If no directions are given, the proxies will vote in accordance with the Directors’ recommendation on all matters listed on this proxy, and at their discretion on any other matters that may properly come before the meeting.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/mdu Use the Internet to vote your proxy until 12:00 p.m. (CDT) on Monday, April 27, 2009.
PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on Monday, April 27, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided, or return it to MDU Resources Group, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

\/ Please detach here \/

The Board of Directors Recommends a Vote “FOR” each of the listed nominees and “FOR” Item 2.

1.	Election of directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01.	Thomas Everist	☐	☐	☐	05.	Richard H. Lewis	☐	☐	☐
	02.	Karen B. Fagg	☐	☐	☐	06.	Patricia L. Moss	☐	☐	☐
	03.	A. Bart Holaday	☐	☐	☐	07.	Harry J. Pearce	☐	☐	☐
	04.	Thomas C. Knudson	☐	☐	☐	08.	Sister Thomas Welder, O.S.B.	☐	☐	☐

2.	Ratification of Deloitte & Touche LLP as our independent auditors for 2009	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE LISTED NOMINEES AND FOR ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.